EXHIBIT 4.1

WMI HOLDINGS CORP.

UP TO $150,000,000

7.50% SUBORDINATED PIK NOTES

NOTE PURCHASE AGREEMENT

among

WMI HOLDINGS CORP.

as Issuer,

THE GUARANTORS PARTY HERETO

and

KKR MANAGEMENT HOLDINGS L.P.

as Purchaser

Dated as of January 30, 2014

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		Page

Section 11.08	Limitation on Restricted Payments	60
Section 11.09	Limitation on Indebtedness	65
Section 11.10	Limitation on Liens	69
Section 11.11	Future Guarantors	70
Section 11.12	Limitation on Restrictions on Distribution From Restricted Subsidiaries	70
Section 11.13	Designation of Restricted and Unrestricted Subsidiaries	72
Section 11.14	Transactions with Affiliates	73
Section 11.15	Offer to Repurchase Upon Change of Control	75
Section 11.16	Asset Dispositions	77
Section 11.17	Limitation on Layering	79

ARTICLE 12 SUCCESSORS		80

Section 12.01	Merger, Consolidation or Sale of All or Substantially All Assets	80
Section 12.02	Successor Entity Substituted	81

ARTICLE 13 DEFAULTS AND REMEDIES		82

Section 13.01	Events of Default	82
Section 13.02	Acceleration	84
Section 13.03	Other Remedies	85
Section 13.04	Waiver of Past Defaults	85
Section 13.05	Control by Majority	85
Section 13.06	Rights of Holders to Receive Payment	85
Section 13.07	Restoration of Rights and Remedies	86
Section 13.08	Rights and Remedies Cumulative	86
Section 13.09	Delay or Omission Not Waiver	86
Section 13.10	Undertaking for Costs	86

ARTICLE 14 AMENDMENT, SUPPLEMENT AND WAIVER		86

Section 14.01	Consents	86
Section 14.02	Revocation and Effect of Consents	88
Section 14.03	Notation on or Exchange of Notes	88

ARTICLE 15 SUBORDINATION		88

Section 15.01	Agreement to Subordinate	88
Section 15.02	Liquidation, Dissolution, Bankruptcy	88
Section 15.03	Default on Senior Indebtedness of the Company	89
Section 15.04	Acceleration of Payment of Notes	90
Section 15.05	When Distribution Must Be Paid Over	90
Section 15.06	Subrogation	90
Section 15.07	Relative Rights	91
Section 15.08	Subordination May Not Be Impaired by the Company	91
Section 15.09	Rights of Paying Agent	91
Section 15.10	Distribution or Notice to Representative	91
Section 15.11	Not To Prevent Events of Default or Limit Right to Accelerate	92
Section 15.12	Holder Entitled to Rely	91
Section 15.13	Reliance by Holders of Senior Indebtedness of the Company on Subordination Provisions	92
Section 15.14	Continuing Treatment of Financing Agreement Obligations as Senior Indebtedness	92

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Appendix A	Provisions Relating to Notes

Exhibit A	Form of Note
Exhibit B	Form of Certificate of Transfer
Exhibit C	Form of Certificate from Acquiring Institutional Accredited Investor
Exhibit D	Form of Solvency Certificate
Exhibit E	Form of Closing Certificate
Exhibit F-1	Forms of Closing Date Opinions
Exhibit F-2	Forms of Issue Date Opinions
Exhibit G	Form of Joinder to the Note Purchase Agreement

Disclosure Schedules

NOTE PURCHASE AGREEMENT, dated as of January 30, 2014 (this “Agreement”), among WMI Holdings Corp., a Washington corporation (the “Company”), the Guarantors (as defined herein) party hereto and KKR Management Holdings L.P. (the “Purchaser”).

Each party to this Agreement agrees, for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Company’s Notes (as defined herein), as follows:

W I T N E S S E T H

WHEREAS, the Company has duly authorized the creation and issuance of up to $150,000,000 aggregate principal amount of 7.50% Subordinated PIK Notes (the “Notes”);

WHEREAS, the Guarantors have duly authorized the execution and delivery of this Agreement; and

WHEREAS, the Company may issue and sell the Notes to the Purchaser on one or more occasions upon the Company’s election until the third anniversary of the date hereof pursuant to the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions. “Acquired Indebtedness” means, with respect to any specified Person, (1) Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, (2) Indebtedness assumed in connection with the acquisition of assets from such Person, or (3) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clauses (2) and (3) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1) any property, plant, equipment or other asset (excluding working capital or current assets) to be used by the Company or a Restricted Subsidiary in a Similar Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Similar Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and

“under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that exclusively for purposes of Section 11.14 and Section 11.16, beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“Agent” means any Registrar or Paying Agent.

“Agreement” means this Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Note on the third anniversary of the Initial Issue Date (such redemption price being 103.750% as set forth in the Notes), plus (ii) all required interest payments due on such Note through the third anniversary date of the Initial Issue Date (excluding accrued but unpaid interest to such date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then outstanding principal amount of such Note.

“Asset Coverage Ratio” means the ratio of Consolidated Assets to Consolidated Funded Indebtedness of the Company and the Guarantors (excluding the First Lien Notes and the Second Lien Notes); provided, that for purposes of calculating the Asset Coverage Ratio, (i) the Run-Off Assets and Liabilities shall be excluded, (ii) the Insurance Holdings of the Company or any Guarantor shall be accounted for at Net Asset Value on the basis of SAP and (iii) Consolidated Funded Indebtedness shall exclude liabilities of Insurance Subsidiaries under SAP.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall be deemed not to be Asset Dispositions:

(1) a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(2) the disposition of Cash Equivalents;

(3) a disposition of inventory in the ordinary course of business;

(4) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 12.01 or any disposition that constitutes a Change of Control pursuant to this Agreement;

(6) an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Restricted Subsidiary;

(7) for purposes of Section 11.16 only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or its Restricted Subsidiaries) or a disposition that is permitted under Section 11.08;

(8) dispositions of assets in a single transaction or a series of related transactions with an aggregate Fair Market Value in any calendar year of less than $1.0 million;

(9) the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(10) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11) the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by Section 11.09;

(12) the licensing, sublicensing or abandonment of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business that do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(13) foreclosures, condemnations, casualty losses and other similar dispositions, and deeds in lieu of any of the foregoing;

(14) any sale of Capital Stock in, or Indebtedness or other securities of, or assets received from, an Unrestricted Subsidiary;

(15) the disposition of Receivables or participations or interests therein, or the disposition of Capital Stock in a Qualified Securitization Entity;

(16) voluntary or involuntary terminations or expirations of Hedging Obligations;

(17) dispositions that are necessary to comply with Regulatory Requirements (but only with respect to Section 11.16(a); it being agreed that such dispositions constitute Asset Dispositions for purposes of Section 11.16(b)-(e));

(18) any surrender, cancellation, termination, compromise or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind; and

(19) the disposition of any WMMRC-Related Asset.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock and (b) the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of such payment; by (2) the sum of the amounts of all such payments.

“Bank Indebtedness” means any and all amounts, whether outstanding on the Closing Date or Incurred after the Closing Date, payable by the Company or any Restricted Subsidiary under or in respect of the Financing Agreement and any related notes, letters of credit and Guarantees and any Interest Rate Agreement, Currency Agreement or Commodity Agreement entered into pursuant to, or in connection with the Financing Agreement, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary at the rate specified therein whether or not a claim for post filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, indemnity obligations, related Guarantees and all other Obligations payable thereunder or in respect thereof.

“Bankruptcy Law” means Title 11, U.S. Code, as amended, or any similar federal, state or foreign law for the relief of debtors.

“beneficial ownership” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, and “beneficial owner” has a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the Board of Directors of the corporation or any duly authorized committee of the Board of Directors;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options (including any Permitted Bond Hedge), participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability company or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1) U.S. dollars or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully Guaranteed or insured by the U.S. government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3) marketable general obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of at least “A” or the equivalent thereof by S&P or Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency if both of the two named Rating Agencies cease publishing ratings of investments;

(4) certificates of deposit, time deposits, eurodollar time deposits, demand deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by S&P or Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency if both of the two named Rating Agencies cease publishing ratings of investments, and having combined capital and surplus in excess of $500.0 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(7) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above.

“Change of Control” means:

(1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than a majority of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets); or

(2) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company or the merger of any Person with or into a Subsidiary of the Company, unless the holders of a majority of the aggregate voting power of the Voting Stock of the Company, immediately prior to such transaction, together with Permitted Holders, hold securities of the Company or such surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the Company or such surviving or transferee Person; or

(3) the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, one or more Restricted Subsidiaries, or any Person controlled by one or more Permitted Holders; or

(4) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Redomestication shall be deemed to not constitute a Change of Control. For purposes of determinations under this definition, the WMMRC-Related Assets shall be deemed to not constitute assets of the Company or any Restricted Subsidiary.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means the Purchaser’s obligation to purchase $150,000,000 aggregate principal amount of Notes under this Agreement, subject to the conditions set forth herein. The principal amount of each Note purchased shall be determined on its Issue Date, and shall not take into account any subsequent increase in the principal amount of Notes pursuant to the payment of PIK Interest.

“Commodity Agreement” means, with respect to any Person, any commodity future or forward, swap or option, cap or collar or other similar agreement or arrangement as to which such Person is a party or beneficiary.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Closing Date, and includes, without limitation, all series and classes of such common stock.

“Company” means the party named as such in the first paragraph of this Agreement or any successor obligor to its obligations under this Agreement and the Notes pursuant to Article 12.

“Company Common Stock” means Company’s common stock, par value $0.00001 per share.

“Consolidated Assets” means, the total consolidated assets of the Company and its Restricted Subsidiaries, with the valuation of such total consolidated assets to be calculated on the basis of: (a) in the case of assets owned by the Company and its Restricted Subsidiaries immediately prior to the time of such calculation, and reflected in the most recently delivered audited financial statements delivered pursuant to Section 11.06(a) hereof, on the basis of such audited financial statements, and (b) in the case of assets (i) to be acquired or originated by the Company and its Restricted Subsidiaries contemporaneously with the making of such calculation, or (ii) acquired or originated after delivery of the most recently delivered audited financial statements pursuant to Section 11.06(a) hereof, on the basis of the Fair Market Value of such assets; provided that (x) the Run-Off Assets and Liabilities shall be excluded from the definition of Consolidated Assets, (y) the Insurance Holdings of the Company or any Guarantor shall be accounted for at Net Asset Value on the basis of SAP and (z) Consolidated Assets shall exclude assets of Insurance Subsidiaries under SAP.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal financial statements prepared on a consolidated basis in accordance with GAAP are available to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1) if the Company or any Restricted Subsidiary:

(a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes an Incurrence of Indebtedness, then Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b) has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving Debt Facility unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced), then Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2) if since the beginning of such period the Company or any Restricted Subsidiary has made any Asset Disposition or disposed of or discontinued (as defined under GAAP) any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes such a transaction, then:

(a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, retired, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to the Company and its continuing

Restricted Subsidiaries in connection with such transaction for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, then Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

(4) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary (or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) has Incurred any Indebtedness or discharged any Indebtedness or made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, then Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness to the extent of the remaining term thereof. If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company. In making any pro forma calculation, the amount of Indebtedness under any revolving Debt Facility outstanding on the date of determination (other than any Indebtedness Incurred under such facility in connection with the transaction giving rise to the need to calculate the Consolidated Coverage Ratio) will be deemed to be:

(i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding; or

(ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such determination.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(a) Consolidated Interest Expense; plus

(b) Consolidated Income Taxes; plus

(c) consolidated depreciation and amortization expense; plus

(d) impairment charges recorded in connection with the application of Accounting Standards Codification Topic 350, Intangibles—Goodwill and Other, or Topic 360, Property, Plant and Equipment; plus

(e) other non-cash charges, including any write-offs or write-downs (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was capitalized at the time of payment); plus

(f) any expenses or reserves for liabilities to the extent that the Company or any Restricted Subsidiary is entitled to indemnification therefor under binding agreements, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed (but any liabilities for which the Company or such Restricted Subsidiary is not actually indemnified or for which reimbursement is denied by the indemnifying party, shall reduce Consolidated Net Income in the period in which it is determined that the Company or such Restricted Subsidiary will not be indemnified); plus

(g) any expenses or charges related to the Transactions, any offering of Capital Stock, any issuance of Indebtedness, any Permitted Acquisition, any Permitted Investment, any disposition of assets permitted under this Agreement, and any recapitalization, refinancing or restructuring transaction (in each case, whether or not successful); plus

(h) any expenses, charges or other amounts related to the First Lien Notes and the Second Lien Notes; and

(2) decreased (without duplication) by non-cash items increasing such Consolidated Net Income (excluding any such items which represent the recognition of deferred revenue, the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period, and any such items for which cash was received in a prior period that did not increase Consolidated EBITDA in any prior period), and

(3) increased or decreased (without duplication) to eliminate the following items to the extent reflected in such Consolidated Net Income:

(a) any net gain or loss resulting in such period from currency translation gains or losses, including pursuant to Accounting Standards Codification Topic 830, Foreign Currency Matters, related to currency remeasurements of Indebtedness; and

(b) any net gain or loss from disposed or discontinued operations or disposal of discontinued operations.

“Consolidated Funded Indebtedness” means, with respect to any Person at any date, all Indebtedness of such Person, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or any of its consolidated Restricted Subsidiaries or other payments required to be made by such Person or any of its consolidated Restricted Subsidiaries to any governmental authority which taxes or other payments are calculated by reference to the income or profits or capital of such Person or any of its consolidated Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, state, franchise and similar taxes and foreign withholding taxes regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, with respect to any Person for any period, the total interest expense of such Person and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense, without duplication:

(1) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2) amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance costs; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3) non-cash interest expense, but any non-cash interest income or expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense;

(4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5) the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(6) costs associated with entering into Hedging Obligations (including amortization of fees) related to Indebtedness;

(7) interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8) the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock or on Preferred Stock of Non-Guarantor Subsidiaries payable to a party other than the Company or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case on a consolidated basis and in accordance with GAAP;

(9) Receivables Fees; and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio, the calculation of Consolidated Interest Expense (i) shall include all interest expense (including any amounts described in clauses (1) through (10) above) relating to any Indebtedness of such Person or any of its Restricted Subsidiaries described in the final paragraph of the definition of “Indebtedness,” (ii) shall not include interest expense relating to Qualified Deposits and (iii) shall not include any interest expense or any other amounts described above with respect to the First Lien Notes and the Second Lien Notes.

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income on the balance sheet of the Company. Notwithstanding anything to the contrary contained herein, without duplication of clause (9) above, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income on an after-tax basis:

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:

(a) subject to the limitations contained in clauses (3) through (7) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b) the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2) solely for the purpose of determining the amount available for Restricted Payments under clause (C)(i) of Section 11.08(a), any net income (but not loss) of any Restricted Subsidiary (other than a Guarantor) if such Restricted Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order, statute, rule or government regulation (which have not been waived or which approval has not been granted), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a) subject to the limitations contained in clauses (3) through (7) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3) any gain or loss (excluding all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Company or such Restricted Subsidiary outside the ordinary course of business, as determined in good faith by the Board of Directors or Senior Management of the Company;

(4) any income or loss from the early extinguishment of Indebtedness or early termination of Hedging Obligations or other derivative instruments;

(5) any extraordinary gain or loss;

(6) any net income or loss included in the consolidated statement of operations with respect to noncontrolling interests due to the application of Accounting Standards Codification Topic 810, Consolidation;

(7) the cumulative effect of a change in accounting principles;

(8) any non-cash charges or other noncash expenses or charges arising from any grant of or issuance or repricing of Capital Stock or other equity-based compensation or any amendment or substitution of any such Capital Stock or other equity-based awards;

(9) any unrealized net gain or loss resulting in such period from Hedging Obligations, including due to the application of Accounting Standards Codification Topic 815, Derivatives and Hedging;

(10) effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements in such period pursuant to GAAP resulting from the application of purchase accounting; and

(11) any gain or loss resulting from mark-to-market requirement of any derivative security, including the Convertible Preferred Stock, the WMI Warrants, and any Permitted Bond Hedges and Permitted Warrants.

“Convertible Preferred Stock” means the Company’s preferred stock, par value $0.00001 per share, designated as the “Series A Convertible Preferred Stock”.

“Currency Agreement” means, with respect to any Person, any foreign exchange future or forward, swap or option, cap or collar or other similar agreement or arrangement as to which such Person is a party or a beneficiary.

“Debt Facility” means one or more debt facilities (including, without limitation, the Financing Agreement), commercial paper facilities, securities purchase agreements, indentures or similar agreements, in each case, with banks or other institutional lenders or investors providing for revolving loans, term loans, receivables financings (including through sales of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables), letters of credit or issuances of securities, including any related notes, debentures, bonds, guarantees, collateral documents, instruments, agreements, waivers and consents executed in connection therewith, and, in each case, as amended, restated, amended and restated, increased, extended, renewed, refunded, replaced (whether upon or after termination or otherwise), refinanced, restructured, supplemented, modified or otherwise changed, in each case, in whole or in part (including in the form of a different type of agreement or multiple agreements), from time to time, and without limitation as to amount, terms, conditions, covenants and other provisions, with the same or different lenders, agents, trustees or other representatives.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Disposition that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by Officers of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration

“Designated Senior Indebtedness” means:

(1) any Indebtedness outstanding under the Financing Agreement that constitutes Senior Indebtedness; and

(2) any other Senior Indebtedness or Guarantor Senior Indebtedness permitted under this Agreement, the principal amount of which is $1.0 million or more (or the holders are committed to lend $1.0 million or more) and that has been designated by the Company as “Designated Senior Indebtedness.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

(3) is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a change of control or asset disposition (however defined) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) provide that the Company or its Restricted Subsidiaries, as applicable, are not required to repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) pursuant to such provision prior to compliance by the Company with Section 11.15 and Section 11.16 and such repurchase or redemption complies with Section 11.08.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by Senior Management of the Company in good faith; provided that, except as otherwise provided in this Agreement, if the fair market value exceeds 2.0% of Consolidated Assets, such determination shall be made by the Board of Directors of the Company or an authorized committee thereof in good faith (including as to the value of all non-cash assets and liabilities).

“FDIC” means the Federal Deposit Insurance Corporation, or successor entity.

“Financial Services Businesses” means the provision of financial services, insurance services, the origination of loan assets, the origination of insurance assets and/or the origination of financial services, and includes acting as a holding company for any Person conducting any of the foregoing activities.

“Financing Agreement” means the Financing Agreement dated as of March 19, 2012 among the Company, the guarantors party thereto, the lenders party thereto and U.S. Bank National Association, as agent, including any notes, guarantees, collateral and security documents, instruments, agreements, waivers and consents executed from time to time in connection therewith, and, in each case, as amended, restated, amended and restated, extended, renewed, refunded, replaced (whether upon or after termination or otherwise), refinanced, restructured, supplemented, modified or otherwise changed, in each case, in whole or in part (including in the form of multiple agreements), from time to time, and without limitation as to amount, terms, conditions, covenants and other provisions, with the same or different lenders or agents (including increasing the amount loaned thereunder; provided that such additional Indebtedness is Incurred in accordance with Section 11.09); provided, further, that the Financing Agreement shall not (1) include Indebtedness Incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A or Regulation S) pursuant to an exemption from the registration requirements of the Securities Act or (2) relate to Indebtedness that does not consist exclusively of Senior Indebtedness or Guarantor Senior Indebtedness.

“Financing Agreement Security Agreement” means the “Security Agreement” as defined in the Financing Agreement.

“First Lien Notes” means the Company’s 13% Senior First Lien Notes due 2030 issued pursuant to the Senior First Lien Notes Indenture, dated as of March 19, 2012, between the Company and Wilmington Trust, National Association, as trustee (the “First Lien Notes Indenture”).

“Forfeitable Warrants” shall have the meaning set forth in the Investor Rights Agreement.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States or any state thereof or the District of Columbia, and any Restricted Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States as in effect as of the Closing Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. Unless otherwise specified, all ratios and computations contained in this Agreement will be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in this Agreement.

“Governmental Authority” means any federal, state or local court, governmental, legislative, judicial, administrative or regulatory authority, agency, commission, body or other governmental entity or self-regulatory organization or stock exchange.

“Guarantee” means (1) any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and (2) any payment obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means each Restricted Subsidiary that provides a Note Guarantee; provided that upon release or discharge of any Guarantor from its Note Guarantee in accordance with this Agreement, such Restricted Subsidiary ceases to be a Guarantor.

“Guarantor Pari Passu Indebtedness” means, with respect to a Guarantor, Indebtedness of such Guarantor (whether outstanding on the Closing Date or thereafter Incurred) that ranks equally in right of payment with the obligations of such Guarantor under the Note Guarantee and is not expressly subordinated by its terms in right of payment to any Indebtedness of such Guarantor that is not Guarantor Senior Indebtedness of such Guarantor.

“Guarantor Senior Indebtedness” means, with respect to a Guarantor, the following obligations, whether outstanding on the Closing Date or thereafter Incurred, without duplication:

(1) any Guarantee of the Bank Indebtedness by such Guarantor and all other Guarantees by such Guarantor of Senior Indebtedness of the Company or Guarantor Senior Indebtedness of any other Guarantor; and

(2) all obligations consisting of principal of and premium, if any, accrued and unpaid interest, if any, on, and fees and other Obligations relating to, all other Indebtedness of the Guarantor. Guarantor Senior Indebtedness includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Guarantor regardless of whether post-filing interest is allowed or allowable as a claim in such proceeding.

Notwithstanding anything to the contrary in the preceding paragraph, Guarantor Senior Indebtedness will not include:

(1) any Indebtedness Incurred in violation of this Agreement;

(2) any obligations of such Guarantor to a Subsidiary of the Company or the Company;

(3) any liability for federal, state, local, foreign or other taxes owed or owing by such Guarantor;

(4) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(5) any Indebtedness, Guarantee or obligation of such Guarantor that is expressly subordinate in right of payment to any other Indebtedness, Guarantee or obligation of such Guarantor, including any Guarantor Pari Passu Indebtedness and Guarantor Subordinated Obligations of such Guarantor; or

(6) any Capital Stock.

“Guarantor Subordinated Obligation” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Guarantor under its Note Guarantee pursuant to its terms.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (including earn-out obligations), which purchase price is due after the date of placing such property in service or taking delivery and title thereto, except (a) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (b) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(5) Capitalized Lease Obligations and all Attributable Indebtedness of such Person (whether or not such items would appear on the balance sheet of such Person in accordance with GAAP);

(6) the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Non-Guarantor Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person;

(8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of such Person in accordance with GAAP); and

(9) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time);

provided that, notwithstanding the foregoing, Indebtedness shall be deemed to include obligations issued by Qualified Securitization Entities.

Notwithstanding the foregoing, (i) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall be deemed not to be “Indebtedness” to the extent that such money is held to secure the payment of such interest and (ii) Qualified Deposits shall be deemed not to be “Indebtedness.”

In addition, “Indebtedness” of any Person shall include Indebtedness described in the first paragraph of this definition that would not appear as a liability on the balance sheet of such Person if:

(1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Initial Issue Date” means the first Issue Date.

“Insurance Holdings” means investments in the equity, whether owned in whole or in part, of any Insurance Subsidiary.

“Insurance Subsidiary” means (a) any direct or indirect Subsidiary of the Company regulated by any insurance-related Governmental Authority engaged in the business of selling, issuing or underwriting insurance or reinsurance and any activities (including investment activities) reasonably related or ancillary thereto or representing a reasonable extension thereof and (b) WMMRC, at any time after the Insurance Book Closing (as such term is defined in the Financing Agreement), to the extent it is regulated by any insurance-related Governmental Authority.

“Interest Payment Date” means the semi-annual interest payment dates determined by the Company and the Purchaser on the Initial Issue Date.

“Interest Rate Agreement” means, with respect to any Person any interest rate future or forward, swap or option, cap or collar or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment Agreement” means the Investment Agreement, dated as of January 30, 2014 among the Company, KKR Fund Holdings L.P. and KKR.

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of January 30, 2014, between the Company and KKR Fund Holdings L.P.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers or suppliers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit (other than a time deposit)) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1) Hedging Obligations entered into in the ordinary course of business and in compliance with this Agreement;

(2) endorsements of negotiable instruments and documents in the ordinary course of business; and

(3) an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

For purposes of Section 11.08 and Section 11.13 and the definition of “Permitted Investment”:

(1) “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary that is to be designated an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a Revocation of such Designation, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s aggregate “Investment” in such Subsidiary as of the time of such Revocation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such Revocation;

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer; and

(3) if the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or other disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or otherwise disposed of.

“KKR” means KKR Management Holdings L.P.

“Knowledge” means, with respect to the Company, as of the Closing Date, the (i) actual knowledge of the Company’s directors and (ii) actual knowledge of Charles Smith and Timothy Jaeger after reasonable due inquiry with Doreen Logan, Weijia Wu and Peter Struck, and, as of any subsequent time, the knowledge of the Company.

“Law” means any applicable law, statute, code, ordinance, rule, regulation or agency requirement of or undertaking to or agreement with any governmental entity, including common law.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof or sale/leaseback, any option or other agreement to sell or give a security interest; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Asset Value” means the sum of total assets less total liabilities of a Person accounted for on the basis of GAAP or SAP, whichever is applicable.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to noncontrolling interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, including reserves relating to pension and other post-employment benefit liabilities, liabilities related to environmental matters, indemnification obligations associated with such transaction and purchase price adjustments.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Non-Recourse Debt” means Indebtedness of a Person:

(1) as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

Notwithstanding the foregoing, a non-recourse pledge of the Capital Stock of an Unrestricted Subsidiary by the Company or a Restricted Subsidiary to secure Indebtedness of an Unrestricted Subsidiary shall not, in and of itself, cause such Indebtedness of the Unrestricted Subsidiary to fail to constitute Non-Recourse Debt.

“Note Guarantee” means, individually, any Guarantee of payment of the Notes and the Company’s other Obligations under this Agreement by a Guarantor pursuant to the terms of this Agreement or any joinder or supplement hereto, and, collectively, all such Guarantees.

“Notes” means any Note executed and delivered under this Agreement. For all purposes of this Agreement, the term “Notes” shall also include any Notes to be issued upon transfer, replacement or exchange of Notes.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, if any, other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, premium, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offer to Purchase” means an Asset Disposition Offer or a Change of Control Offer.

“Officer” means the chairman of the Board of Directors, the chief executive officer, the president, the chief financial officer, any executive vice president, senior vice president or vice president, the treasurer or the secretary of the Company or, in the event that the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company, and shall include any person holding such a position as an interim officer. Officer of any Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers of the Company, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer, in each case including any person holding such a position as an interim officer.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Purchaser. The counsel may be an employee of or counsel to the Company or the Purchaser.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment with the Notes and is not expressly subordinated by its terms in right of payment to any Indebtedness that is not Senior Indebtedness.

“Patriot Act” means the PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (or any successor provision), as it may be amended from time to time.

“Permitted Acquisition” means the acquisition by the Company or any of its direct or indirect wholly-owned Restricted Subsidiaries, whether by purchase, merger or otherwise, of the assets of, or equity interests of, or a business line, unit or division of, any Person, that has been approved by a majority of the Board of Directors of the Company.

“Permitted Bond Hedge” means any net-settled call options or capped call options referencing the Company’s Common Stock purchased by the Company in connection with the issuance of convertible or exchangeable debt securities by the Company or any Restricted Subsidiary to hedge the Company’s or such Restricted Subsidiary’s obligations to deliver Common Stock and/or pay cash under such Indebtedness, which call options are either “capped” or are purchased concurrently with the sale by the Company of a call option or options in respect of its Common Stock, in either case on terms that are customary for “call spread” transactions entered in connection with the issuance of convertible or exchangeable debt securities.

“Permitted Holders” means (i) KKR and Affiliates and (ii) any fund or other entity that is administered, managed or controlled by KKR or its Affiliates.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company or a Restricted Subsidiary;

(2) any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(3) cash and Cash Equivalents;

(4) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business in an aggregate amount at any one time outstanding not in excess of 1.0% of Consolidated Assets;

(7) any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 11.16 or any other disposition of assets not constituting an Asset Disposition;

(9) Investments in existence on the Closing Date;

(10) Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 11.09;

(11) Guarantees issued in accordance with Section 11.09;

(12) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;

(13) originations of loan assets, insurance policies and other assets in the ordinary course of business;

(14) the deferred portion of any Purchase Price (as defined in the Financing Agreement);

(15) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(16) licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(17) Investments in Receivables and Qualified Securitization Entities, and other Investments made pursuant to, arising as a result of, or otherwise in connection with, Qualified Securitization Transactions; and

(18) Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (18), in an aggregate amount outstanding at the time of each such Investment not to exceed 2.5% of Consolidated Assets at the time such Investment is made; (with the Fair Market Value of each such Investment being measured at the time made and without giving effect to subsequent changes in value). If any Investment is made pursuant to this clause (18) in any Person that is not a Restricted Subsidiary of the Company at the time of the making of such Investment and such Person thereafter becomes a Restricted Subsidiary of the Company, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (18) for so long as such Person continues to be a Restricted Subsidiary.

“Permitted Junior Securities” means:

(1) Capital Stock in the Company or any direct or indirect parent of the Company; or

(2) unsecured debt securities of the Company that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) at least to the same extent as, or to a greater extent than, the Notes are subordinated to Senior Indebtedness pursuant to this Agreement.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Bank Indebtedness and other obligations under the Financing Agreement, related Hedging Obligations and related banking services or cash management obligations and other Senior Indebtedness and Guarantor Senior Indebtedness permitted to be Incurred under this Agreement;

(2) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3) Liens imposed by law, including carriers’, landlords’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, Incurred in the ordinary course of business;

(4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens securing Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);

(8) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries;

(9) any attachment or judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments Incurred to finance assets or property (other than Capital Stock or other Investments) acquired, constructed, improved or leased in the ordinary course of business; provided that:

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Agreement and does not exceed the cost of the assets or property so acquired, constructed or improved; and

(b) such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11) Liens arising solely by virtue of any statutory or common law provisions or ordinary course of business contracts relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13) (a) Liens existing on the Closing Date, (b) Liens securing the First Lien Notes and (c) Liens securing the Second Lien Notes;

(14) Liens on property of or Capital Stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not Incurred in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided, further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16) Liens securing Indebtedness or other obligations of the Company or a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

(17) Liens securing the Notes and the Note Guarantees;

(18) Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15), (17) and (18) of this definition; provided that any such

Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20) Liens in favor of the Company or any Restricted Subsidiary;

(21) Liens of landlords and mortgagees of landlords arising by statute or under any lease or related contractual obligation entered into in the ordinary course of business;

(22) Liens Incurred to secure cash management services in the ordinary course of business;

(23) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements limiting the disposition of such assets pending the closing of the transactions contemplated thereby; provided, in the case of dispositions, that such disposition complies with Section 11.16(a) hereof;

(24) Liens on insurance policies, the unearned portion of insurance premiums and related assets securing the financing of insurance premiums;

(25) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(26) Liens arising from filing precautionary Uniform Commercial Code financing statements relating to operating leases entered into in the ordinary course of business;

(27) Liens securing obligations that do not in the aggregate exceed $1,000,000 at any one time outstanding;

(28) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(29) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(30) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(31) customary Liens granted in favor of a trustee (including the trustees under the First Lien Notes Indenture and the Second Lien Notes Indenture), agent or similar representative of holders of Indebtedness to secure fees and other amounts owing to such trustee, agent or other representative under an indenture or other agreement pursuant to which Indebtedness not prohibited by this Agreement is issued (but not under this clause to secure such Indebtedness for the benefit of such holders);

(32) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or any of its Restricted Subsidiaries relating to such property or assets; provided that such Liens shall not extend to any asset other than the specified asset being constructed;

(33) Liens on Receivables and Capital Stock of, securities and Indebtedness issued by, and other obligations of, Qualified Securitization Entities, and other Liens arising in connection with Qualified Securitization Transactions;

(34) Liens on the Capital Stock of, securities and Indebtedness issued by, and other obligations of, Unrestricted Subsidiaries; and

(35) Liens securing Indebtedness permitted under Section 11.09(b)(11).

In each case set forth above, notwithstanding any stated limitation on the assets or property that may be subject to such Lien, a Permitted Lien on a specified asset or property or group or type of assets or property may include Liens on all improvements, repairs, additions, attachments and accessions thereto, assets and property affixed or appurtenant thereto, parts, replacements and substitutions therefor, and all products and proceeds thereof, including dividends, distributions, interest and increases in respect thereof.

“Permitted Warrant” means any call option in respect of the Company’s Common Stock sold by the Company concurrently with any Permitted Bond Hedge, which call option permits settlement in cash at the option of the Company.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distributions of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over any other class of Capital Stock of such Person.

“Protected Cell” has the meaning given to such term in the Financing Agreement.

“Purchaser” has the meaning set forth in the recitals hereto.

“Put Premium” shall have the meaning set forth in the Investment Agreement.

“Qualified Deposits” means deposits at an FDIC (or Canada Deposit Insurance Corporation) regulated financial institution that is either the Company or a Restricted Subsidiary.

“Qualified Securitization Entity” means a Person that is a special purpose entity used in connection with a Qualified Securitization Transaction.

“Qualified Securitization Transaction” means a securitization or other sale or financing of Receivables.

“Rating Agency” means each of S&P and Moody’s or, if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody’s or both, as the case may be.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined, and, in each case, proceeds of the foregoing, and books, records and other related assets incidental to the foregoing.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Regulatory Requirements” means all applicable laws, rules, regulations, orders, requirements, guidelines, interpretations, directives and requests (whether or not having the force of law) from and of, and plans, memoranda and agreements with, any Regulatory Authority having jurisdiction over a Financial Services Business.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” and the terms “refinances,” “refinanced” and “refinancing” shall each have a correlative meaning) any Indebtedness existing on the Closing Date or Incurred in compliance with this Agreement (including additional Indebtedness Incurred to pay premiums (including reasonable tender premiums, as determined in good faith by the Senior Management of the Company), defeasance costs, accrued interest and fees and expenses (including fees and expenses relating to the Incurrence of such Refinancing Indebtedness) in connection with any such refinancing) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay premiums required by the instruments governing such existing Indebtedness or reasonable tender premiums, as determined in good faith by the Company, defeasance costs, accrued interest and fees and expenses in connection with any such refinancing);

(4) if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Note Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(5) Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor Subsidiary that refinances Indebtedness of the Company or a Guarantor.

“Representative” means any trustee, agent or representative (if any) of an issue of Senior Indebtedness or Guarantor Senior Indebtedness; provided that when used in connection with the Financing Agreement, the term “Representative” shall refer to the “Agent” under the Financing Agreement.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Run-Off Assets and Liabilities” means the assets and liabilities of WMMRC related to the policies in place at March 19, 2012, accounted for on the basis of SAP.

“Runoff Security Agreement” means the “Security Agreement” as defined in the First Lien Notes Indenture.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person (other than the Company or any of its Restricted Subsidiaries) and the Company or a Restricted Subsidiary leases it from such Person.

“SAP” means statutory accounting principles and regulations prescribed by the National Association of Insurance Commissioners for the preparation of financial statements for an insurance business applied on a consistent basis.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien Notes” means the Company’s 13% Senior Second Lien Notes due 2030 issued pursuant to the Senior Second Lien Notes Indenture, dated as of March 19, 2012, by and between the Company and Law Debenture Trust Company of New York, as trustee (the “Second Lien Notes Indenture”).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Indebtedness” means, whether outstanding on the Closing Date or thereafter Incurred, the Bank Indebtedness and all Obligations payable by the Company under or in respect of all other Indebtedness of the Company, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed or allowable as a claim in such proceeding), if any, and fees relating thereto; provided, however, that Senior Indebtedness will not include:

(1) the portion of any Indebtedness Incurred in violation of this Agreement;

(2) any obligation of the Company to any of its Subsidiaries;

(3) any liability for federal, state, foreign, local or other taxes owed or owing by the Company;

(4) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(5) any Indebtedness, Guarantee or obligation of the Company that is expressly subordinate in right of payment to any other Indebtedness, Guarantee or obligation of the Company, including any Pari Passu Indebtedness and any Subordinated Obligations; or

(6) any Capital Stock of the Company.

“Senior Management” means the chief executive officer or the chief financial officer of the Company (including any person holding such a position as an interim officer), or any other person vested with the authority to make such determination by either such officer or by the Board of Directors of the Company.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental, complementary or ancillary thereto, including Financial Services Businesses, or an expansion or development of any of the foregoing, or any other business approved from time to time by the Board of Directors of the Company.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision, but not including any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the Notes pursuant to its terms.

“Subsidiary” of any Person means (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (2) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (1) and (2), at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Tax” means all United States federal, state, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, production, capital gains, capital stock, goods and services, environmental, employment, withholding, stamp, value added, alternative or add-on minimum, sales, transfer, use, license, payroll and franchise taxes or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties, fines, related liabilities or additions to tax attributable to such taxes, charges, fees, levies or other assessments.

“Tax Return” means any report, return, declaration or other information required to be supplied to any tax authority in connection with Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Tranche A Forfeitable Warrants” shall have the meaning set forth in the Investor Rights Agreement.

“Tranche A Warrants” means warrants to purchase 30,700,000 shares of the Company’s common stock at an exercise price of $1.32 per share issued to an Affiliate of KKR pursuant to the Investor Rights Agreement.

“Tranche B Forfeitable Warrants” shall have the meaning set forth in the Investor Rights Agreement.

“Tranche B Warrants” means warrants to purchase 30,700,000 shares of the Company’s common stock at an exercise price of $1.43 per share issued to an Affiliate of KKR pursuant to the Investor Rights Agreement.

“Transaction Documents” means the Investment Agreement, the Investor Rights Agreement and this Agreement.

“Transactions” means the issuance of the Convertible Preferred Stock in accordance with the terms of the Investment Agreement and the issuance of the WMI Warrants in accordance with the terms of the Investment Agreement.

“Treasury Rate” means as of any date of redemption of Notes the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to the third anniversary of the Initial Issue Date; provided, however, that if the period from the redemption date to the third anniversary of the Initial Issue Date is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from the redemption date to the third anniversary of the Initial Issue Date is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.

“TSA” means the Transition Services Agreement, dated as of March 22, 2012, by and among the Company and WMI Liquidating Trust.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company Designated as an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided under Section 11.13; and

(2) any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

“WMI Warrants” means the Tranche A Warrants and the Tranche B Warrants.

“WMMRC” means WM Mortgage Reinsurance Company, Inc., a Hawaii corporation and directly Wholly Owned Subsidiary of the Company.

“WMMRC-Related Assets” means all assets of WMMRC as of the Closing Date and, to the extent not included in the foregoing, all assets described in or contemplated by (i) the definition of the term “Insurance Book Closing” in the First Lien Notes Indenture, (ii) Section 7.16 of First Lien Notes Indenture, (iii) the definition of the term “Collateral” in the Runoff Security Agreement or (iv) the definition of the term “Pledged Interests” in the Financing Agreement Security Agreement, including (A) (1) the Runoff Proceeds, the right to receive future Runoff Proceeds, the Trusts and their assets, (2) the Collateral Account and all funds and assets held therein or credited thereto, and (3) the Capital Stock of WMMRC, the Protected Cell, the Owner and the Trusts (all undefined terms in this clause (A) are used as defined or used in the First Lien Notes Indenture) and (B) (1) the Collateral Account and all funds and assets held therein or credited thereto, (2) the Trustee Fees Account and all funds and assets held therein or credited thereto, (3) all Run-Off Proceeds, (4) all rights of the Company to receive dividends or distributions in respect of the Run-Off Proceeds and (5) the Pledged Collateral (all undefined terms in this clause (B) are used as defined or used in the Runoff Security Agreement), and, in each case, all direct and indirect proceeds (including proceeds within the meaning of the Uniform Commercial Code in any relevant jurisdiction), revenues, premiums, dividends or distributions derived from, related to, or in respect of, any of the foregoing.

Section 1.02 Other Definitions.

Term	Defined in Section

“Acceptable Commitment”	11.16(b)
“Affiliate Transaction”	1.1(a)
“AHYDO Notes”	3.1(b) of Appendix A
“AHYDO Redemption Date”	3.1(b) of Appendix A
“AHYDO Redemption Language”	3.1(b) of Appendix A
“Asset Disposition Offer”	11.16(c)
“Asset Disposition Offer Amount”	10.08(b)
“Asset Disposition Offer Period”	10.08(b)
“Asset Disposition Purchase Date”	10.08(b)
“Blockage Notice”	15.03(b)
“Change of Control Offer”	11.15(a)
“Change of Control Payment”	11.15(a)
“Change of Control Payment Date”	11.15(a)
“Closing Date”	4.01(a)

Term	Defined in Section

“commercially domiciled”	7.01(b)
“Company Insurance Subsidiaries”	7.01(b)
“Company Material Agreements”	7.17
“Company Reports”	7.08(a)
“Company Subsidiary”	7.01(b)
“Designated Payment Default”	15.03(a)
“Designation”	1.1(a)
“ERISA”	2.1(b)(i) of Appendix A
“ERISA Legend”	2.1(b)(i) of Appendix A
“Event of Default”	13.01
“Excess Proceeds”	11.16(c)
“Expiration Date”	1.04(i)
“FCPA”	6.07
“Financing Agreement Obligations”	15.03(d)
“Guaranteed Obligations”	16.01(a)
“Issue Date”	4.01(b)
“Issue Date Notice”	3.01(a)
“Issue Dates”	4.01(b)
“LTIP”	7.02
“Mandatory Principal Redemption”	3.1(b) of Appendix A
“Mandatory Principal Redemption Amount”	3.1(b) of Appendix A
“Material Adverse Effect”	7.01(a)
“Money Laundering Laws”	7.16(b)
“Non-Payment Default”	15.03(b)
“Note Register”	9.03
“OFAC”	7.16(c)
“OID Notes Legend”	2.1(b)(i) of Appendix A
“Original Issue Discount”	2.1(b)(i) of Appendix A
“pay its Note Guarantee”	17.03(a)
“pay the Notes”	15.03(a)
“Paying Agent”	9.03
“Payment Blockage Period”	15.03(b)
“PDF”	18.13
“PIK Interest”	11.01(a)
“PIK Payment”	9.01(c)
“Private Placement Legend”	2.1(b)(i) of Appendix A
“Proceeding”	15.02
“Purchase Election”	3.01(a)
“Purchase Notice”	3.01(a)
“Purchase Price”	3.01(b)
“Redomestication”	12.01(b)
“Redemption Date”	Exhibit A
“Registrar”	9.03
“Regulatory Authority”	7.08(e)
“Revocation”	1.1(b)
“Second Commitment”	11.16(b)
“Securities Act”	2.1(b)(i) of Appendix A
“Similar Laws”	2.1(b)(i) of Appendix A
“Successor Company”	12.01(a)
“Successor Guarantor”	12.01(c)

Section 1.03 Rules of Construction.

Unless the context otherwise requires:

(1) a term defined in Section 1.01 or 1.02 has the meaning assigned to it therein;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP or SAP, as applicable in the context;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and words in the plural include the singular;

(5) provisions apply to successive events and transactions;

(6) unless the context otherwise requires, any reference to an “Appendix,” “Article,” “Section,” “clause,” “Schedule” or “Exhibit” refers to an Appendix, Article, Section, clause, Schedule or Exhibit, as the case may be, of this Agreement;

(7) the words “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not any particular Article, Section, clause or other subdivision;

(8) “including” means including without limitation;

(9) references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(10) unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements or instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement;

(11) in the event that a transaction meets the criteria of more than one category of permitted transactions or listed exceptions, the Company may classify such transaction as it, in its sole discretion, determines;

(12) “assets” and “property” shall have the same meaning, and both shall include Capital Stock;

(13) an item of Indebtedness will not be considered subordinate in right of payment to any other Indebtedness solely by virtue of being unsecured, secured with a subset of the collateral securing such other Indebtedness or with different collateral, or secured with lower priority, by virtue of structural subordination, by virtue of maturity date, order of payment, rights to optional or mandatory prepayments or order of application of funds, or by virtue of not being guaranteed by all guarantors of such other Indebtedness, and any subordination in right of payment must be pursuant to a written agreement or instrument; and

(14) the permissibility under this Agreement of Restricted Payments, Permitted Investments, Permitted Liens, Incurrences of Indebtedness and other events measured with respect to a percentage of Consolidated Assets shall be determined with respect to each such respective event solely by reference to the amount of Consolidated Assets at the time of each such respective event, and such permissibility shall not be affected by subsequent decreases in the amount of Consolidated Assets.

Section 1.04 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Company and the Guarantors. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Agreement and conclusive in favor of the Company and the Guarantors, if made in the manner provided in this Section 1.04.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Company or the Guarantors in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Company may set a record date for purposes of determining the identity of Holders entitled to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Agreement to be made, or to vote on or consent to any action authorized or permitted to be taken by Holders. Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be 30 days prior to the first solicitation of such consent or vote. If any record date is set pursuant to this clause (e), the Holders on such record date, and only such Holders, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action (including revocation of any action), whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes, or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Company, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to each Holder in the manner set forth in Section 18.01.

(f) Promptly after any record date is set pursuant to this paragraph, the Company shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to each Holder in the manner set forth in Section 18.01.

(g) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(h) Without limiting the generality of the foregoing, a Holder may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Agreement to be made, given or taken by Holders.

(i) With respect to any record date set pursuant to this Section 1.04, the party hereto that sets such record date may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to each other party hereto in the manner set forth in Section 18.01, on or prior to both the existing and the new Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section 1.04, the party hereto which set such record date shall be deemed to have initially designated the 90th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this clause (i).

ARTICLE 2

AUTHORIZATION OF NOTES

Section 2.01 Authorization of Issue.

On or prior to the execution and delivery of this Agreement, the Company will authorize the issue and sale of the Notes. The Notes shall be in the form attached hereto as Exhibit A.

ARTICLE 3

SALE AND PURCHASE OF NOTES

Section 3.01 Sale and Purchase of the Notes.

(a) On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions of this Agreement, (i) the Company, in its sole and absolute discretion, may elect (each, a “Purchase Election”) to issue and sell to the Purchaser, at any time and from time to time, on one or more occasions, Notes, and (ii) if so elected by the Company, the Purchaser agrees, subject to the conditions set forth herein, to purchase Notes from the Company. The maximum aggregate principal amount of Notes that may be sold by the Company to the Purchaser under this Agreement is $150,000,000, which principal amount shall be determined on each Issue Date, and without taking into account any subsequent increase in the principal amount of Notes pursuant to the payment of PIK Interest. The Company shall make a Purchase Election by written notice to the Purchaser (each, a “Purchase Notice”). Each Purchase Notice shall specify (i) the amount of Notes to be issued and (ii) whether the AHYDO Redemption Language shall be included in the Note. The Issue Date related to the Purchase Election set forth in a Purchase Notice shall be not less than 30 days and not more than 90 days after the date of such Purchase Notice, and in no event shall any Issue Date be after the third anniversary of the Closing Date. Subsequent to delivery of a Purchase Notice, the Company shall deliver an additional notice (the “Issue Date Notice”) specifying the Issue Date for the applicable Purchase Election. The Issue Date Notice shall be delivered to the Purchaser no later than 15 days prior to the applicable Issue Date.

The Company, in its sole and absolute discretion, by written notice to the Purchaser, may, on one or more occasions, delay such Issue Date (but in each case only to the extent that such delayed Issue Date would have been a permissible Issue Date on the date of the relevant Purchase Notice), and may rescind a Purchase Election at any time prior to the issuance of the Notes specified in the corresponding Purchase Notice. No such delay or rescission shall excuse the Purchaser from its obligation to purchase Notes on such delayed Issue Date or pursuant to a subsequent Purchase Election, and the Purchaser shall have no right to demand the issuance of Notes. The Notes shall mature on the date that is seven (7) years from the Initial Issue Date.

(b) The purchase price (the “Purchase Price”) for each Note shall be equal to 100% of the principal amount of such Note at issuance. The Purchase Price for each Note shall be paid by wire transfer of immediately available U.S. dollar funds, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, not later than 10:00 a.m. (New York City time) on the relevant Issue Date.

(c) The issue price of each Note for U.S. federal income tax purposes shall be the Purchase Price of such Note reduced by an amount equal to the product of (i) the principal amount of such Note divided by $150,000,000 times (ii) the Put Premium. The parties agree to report the sale and purchase of the Notes for Tax purposes in a manner consistent with the foregoing and agree to take no position inconsistent with the foregoing except to the extent required pursuant to a final determination (as defined in Section 1313 of the Code).

ARTICLE 4

CLOSING

(a) The execution of this Agreement shall occur on January 30, 2014, or on such other Business Day thereafter as may be agreed upon by the Company and the Purchasers (the “Closing Date”).

(b) The sale and purchase of the Notes shall occur at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 at 10:00 AM local time, on one or more occasions specified by the Company (each, an “Issue Date” and together the “Issue Dates”) until the third anniversary of the Closing Date.

(c) On each Issue Date, the Company will deliver to the Purchaser, for its account, a certificate for the Notes issued on such Issue Date thereof against the irrevocable release of a wire transfer of immediately available funds to such bank account or accounts as the Company may request in writing at least one Business Day prior to such Issue Date in the amount of the Purchase Price (as provided in Section 3.01). The certificates for the Notes shall be registered in the name of the Purchaser, and shall be made available for inspection on the Business Day preceding such Issue Date.

ARTICLE 5

CONDITIONS TO CLOSING

The Purchaser’s obligation to execute this Agreement on the Closing Date is subject to the satisfaction or express waiver by it prior to or at the Closing Date of each of the conditions specified below in this Article 5:

Section 5.01 Transactions.

On the Closing Date, the Company shall have entered into the Investment Agreement relating to the issuance of the Convertible Preferred Stock and the WMI Warrants.

Section 5.02 Performance; No Default under Other Agreements.

The Company and its Subsidiaries, to the extent parties to this Agreement or the Investment Agreement, shall have performed and complied in all material respects with all agreements and covenants contained herein and therein required to be performed or complied with by them prior to or at the Closing Date (or such compliance shall have been waived on terms and conditions reasonably satisfactory to the Purchaser) and, no Default or Event of Default shall have occurred and be continuing.

Section 5.03 Compliance Certificates.

(a) Closing Certificate. The Company and each Guarantor shall have delivered to the Purchaser closing certificates, dated as of the Closing Date, in the form of Exhibit E hereto, certifying, among other things, as to (i) its articles or certificate of incorporation (or, if a limited liability company, certificate of formation) and by-laws (or, if a limited liability company, limited liability company agreement), as the case may be, (ii) evidence of good standing or qualification to do business, as applicable, (iii) the incumbency and signatures of its applicable officers, (iv) other corporate or limited liability company, as the case may be, proceedings (including board and/or stockholder or member resolutions) relating to the authorization, execution and delivery of the Notes, this Agreement and the Investment Agreement to which it is party and (v) that the conditions specified in this Article 5 have been fulfilled or expressly waived.

(b) Opinion of Counsel. At the Closing Date the Purchaser shall have received opinions from Akin Gump Strauss Hauer & Feld LLP and Lane Powell PC in the forms of Exhibits F-1A and F-1B, respectively.

ARTICLE 6

CONDITIONS TO PURCHASE OF NOTES

The Purchaser’s obligation to purchase Notes is subject to the satisfaction or express waiver by it prior to or at such Issue Date of each of the conditions specified below in this Article 6:

Section 6.01 Representations and Warranties.

Each of the representations and warranties of the Company in Sections 7.01, 7.04, 7.05 (only as applied to violations of laws, regulations or organizational documents), 7.07, 7.14 and 7.16 of this Agreement shall be true and correct in all material respects on or as of the Issue Date as if made on and as of such Issue Date; provided that, with respect only to the representations and warranties of the Company set forth in Section 7.16(a), (b) and (c), such representations and warranties shall be true and correct on or as of the Issue Date, as if made on and as of such Issue Date, in all material respects.

Section 6.02 Performance; No Default Hereunder.

The Company and the Guarantors shall have performed and complied in all material respects with all agreements and covenants contained herein required to be performed or complied with by them prior to or at the Issue Date (or such compliance shall have been waived on terms and conditions reasonably satisfactory to the Purchaser) and, no Default or Event of Default shall have occurred and be continuing.

Section 6.03 Compliance Certificates.

(a) Closing Certificate. The Company and each Guarantor shall have delivered to the Purchaser closing certificates, dated as of the Issue Date, in the form of Exhibit E hereto, certifying, among other things, as to (i) its articles or certificate of incorporation (or, if a limited liability company, certificate of formation) and by-laws (or, if a limited liability company, limited liability company agreement), as the case may be, (ii) evidence of good standing or qualification to do business, as applicable, (iii) the incumbency and signatures of its applicable officers, (iv) other corporate or limited liability company, as the case may be, proceedings (including board and/or stockholder or member resolutions) relating to the authorization, execution and delivery of the Notes, this Agreement and the other Transaction Documents to which it is party and (v) that the conditions specified in this Article 6 have been fulfilled or expressly waived.

(b) Solvency Certification. The Company shall have delivered to the Purchaser a certificate from an Officer of the Company, in the form of Exhibit D, certifying on behalf of the Company to the effect that the Company and its Subsidiaries taken as a whole are solvent on a pro forma basis after giving effect to the issuance of the Notes on such Issue Date and the use of proceeds thereof.

(c) Opinion of Counsel. At the Issue Date the Purchaser shall have received opinions from Akin Gump Strauss Hauer & Feld LLP and Lane Powell PC substantially in the forms of Exhibits F-2A and F-2B, respectively, or opinions from other local counsel reasonably acceptable to the Purchaser, relating to the Guarantors, in form reasonably satisfactory to the Purchaser, addressing substantially the same issues.

Section 6.04 Sources and Uses.

The Purchaser shall have received a statement of sources and uses of funds relating to the issuance of the Notes on the Issue Date, confirming the Company’s obligation to use all or substantially all of the proceeds from the issuance of the Notes on the Issue Date to fund a Permitted Acquisition, certified by the chief financial officer or another authorized Officer of the Company and otherwise being in form and substance reasonably satisfactory to such Purchaser.

Section 6.05 No Violation; No Legal Constraints.

(a) The consummation by the Company and the Guarantors of the issuance of the Notes on the Issue Date shall not violate any applicable law.

(b) All governmental and third party approvals necessary in connection with the issuance of the Notes on the Issue Date and the continuing operations of the Company and the Guarantors shall have been obtained and be in full force and effect.

(c) On the Issue Date, the Company shall not be in violation of any provision set forth in the certificate of designation of the Convertible Preferred Stock.

(d) On the Issue Date, the Company shall (i) not be in breach of Sections 5.1, (taking into account the limitations set forth in Section 5.2), 6.3(a), (b) or (c) or Section 7.1 of the Investor Rights Agreement and (ii) shall be in compliance in all material respects with Article III and Article IV of the Investor Rights Agreement.

(e) On the Issue Date, the issuance of the Notes by the Company shall (a) be in compliance with all applicable securities laws and regulations of each jurisdiction to which it is subject, and (b) not violate Regulation T, Regulation U or Regulation X.

Section 6.06 Warrants.

(a) The Purchaser may, at its option, refuse to purchase Notes from the Company, in the event that either (i) a third party (other than KKR or any of its Affiliates) has completed a successful proxy contest against the Company or (ii) a third party (other than KKR or any of its Affiliates) has publicly initiated or threatened to initiate a proxy contest and, in connection therewith, such third-party or group is granted the right to designate more than one nominee to the Board of Directors of the Company provided, that, for the avoidance of doubt, such refusal to fund by KKR will constitute a Triggering Event (as such term is defined in the Investor Rights Agreement) and KKR Fund Holdings L.P. will automatically forfeit WMI Warrants in the manner described in Section 6.6 of the Investor Rights Agreement.

(b) In the event that at any time prior to the expiration of the Commitment any Forfeitable Warrants are exercised or transferred by a Shareholder Party, as such term is defined in the Investor Rights Agreement, to an entity other than an Affiliate of such Shareholder Party and, as a result, the Shareholder Parties no longer own a sufficient number of WMI Warrants to constitute Forfeitable Warrants, the option to refuse to purchase set forth in Section 6.06(a) above shall no longer apply to (and shall be irrevocably waived with respect to) the principal amount of Notes equal to the unfunded portion of the Commitment at such time multiplied by the percentage represented by (i) the amount of such exercised and/or transferred Tranche A Forfeitable Warrants plus the amount of exercised and/or transferred Tranche B Forfeitable Warrants relative to (ii) the amount of Forfeitable Warrants above immediately prior to such exercise and/or transfer.

Section 6.07 Patriot Act and FCPA.

The Purchaser shall have received, sufficiently in advance of the Issue Date, all documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations and bribery or anticorruption laws, including without limitation the Patriot Act and the Foreign Corrupt Practices Act of 1977 (the “FCPA”), with respect to the intended uses of the Notes proceeds.

Section 6.08 Consummation of Transactions.

The Transactions shall have been consummated prior to, or concurrently with the Initial Issue Date and the Purchaser shall have received the Put Premium.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (i) on the disclosure schedules attached hereto (it being agreed that disclosure of any item in any section of the disclosure schedules shall also be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent to a reader unfamiliar with the Company or its business, other than with regard to Section 7.09) or (ii) in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed on March 15, 2013 and the other Company Reports filed following March 15, 2013 and prior to the date of this Agreement (excluding any disclosures set forth in any risk factor sections in any Company Reports and any “forward-looking statements” disclaimers contained in any Company Reports), the Company hereby represents and warrants to Purchaser as follows:

Section 7.01 Organization and Standing.

(a) The Company is a corporation duly organized and validly existing under the laws of the State of Washington. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (as defined below). As used in this Agreement, a “Material Adverse Effect” means any effect, circumstance, occurrence or change that is materially adverse to the assets or financial condition of the Company Subsidiaries (as defined below), taken as a whole, or the Company’s ability to timely consummate the Transactions; provided, however, that Material Adverse Effect shall not be deemed to include, and any such effects, circumstances, occurrences or changes shall not be taken into account if caused by or resulted from: (A) general economic, regulatory or political conditions or developments (including changes in prevailing interest rates, credit availability and liquidity or currency exchange rates), (B) any changes in the securities markets generally (including price levels or trading volumes in the United States or any foreign securities markets) or in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally, (C) any outbreak or escalation of hostilities, declared or undeclared acts of war, or the occurrence of any acts of terrorism, (D) conditions generally affecting the insurance or reinsurance industries, (E) any change in the market price or trading volume of the Company Common Stock (but not any change, event or circumstance that is underlying such change to the extent that such change, event or circumstance would otherwise constitute a Material Adverse Effect), (F) the performance of this Agreement and the transactions contemplated hereby by the Company, (G) acts of God (including earthquakes, storms, fires, floods and natural catastrophes), (H) changes (or proposed changes) after the date hereof in any Law, GAAP or other accounting requirements (or any authoritative interpretation of each of the foregoing), (I) any legal claims or other proceedings made by any of the Company’s stockholders or debtholders arising out of or related to the Transaction Documents or the Transaction, or (J) any breach of this Agreement by Purchaser; except in the case of each of clause (A), (B), (C), (D), (G), and (H), other than effects, circumstances, occurrences or changes that arise after the date of this Agreement but before the Initial Issue Date to the extent (and only to such extent) that such effects, circumstances, occurrences or changes have a materially disproportionate adverse effect on the Company and the Company Subsidiaries taken as a whole relative to other companies in the reinsurance industry.

(b) Each Company Subsidiary is duly organized, validly existing and in good standing, as applicable, under the laws of its jurisdiction of organization or incorporation. The Company has delivered to Purchaser a true and complete list as of the Closing Date of each Company Subsidiary that conducts insurance operations (“Company Insurance Subsidiaries”), identifying the states or jurisdictions where such Company Insurance Subsidiaries are domiciled or “commercially domiciled” for insurance regulatory purposes. As used in this Article 7, “Company Subsidiary” means any person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by the Company or by one or more of the Company Subsidiaries; and “person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

Section 7.02 Company Capital Stock.

As of the Closing Date, the authorized Capital Stock of the Company consists solely of 500,000,000 shares of Company Common Stock, of which 201,842,351 shares are issued and outstanding and 5,000,000 shares of preferred stock, par value $0.00001 per share, none of which are issued and outstanding. As of the Closing Date, 1,842,351 shares are subject to grants or awards issued under the Company’s 2012 Long-Term Incentive Plan (the “LTIP”). The outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws and are not subject to preemptive rights (and were not issued in violation of any preemptive rights).

Section 7.03 Subsidiaries.

The names, jurisdictions of organization and authorized and issued capital stock and other equity and voting interests of all Company Subsidiaries are set forth on Schedule 7.03 hereto. Except as set forth on Schedule 7.03 hereto, the Company owns, directly or indirectly, all of the capital stock or other equity or voting interests of each Company Subsidiary free and clear of any Liens (other than Permitted Liens) and all the issued and outstanding shares of capital stock or other equity or voting interests of each Company Subsidiary have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. No Company Subsidiary owns any shares of Company Common Stock. There are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of capital stock or other equity or voting interests of any Company Subsidiary, or contracts, commitments, understandings or arrangements by which the Company or any Company Subsidiary is or may become bound to issue additional shares of capital stock or other equity or voting interests of any Company Subsidiary or any securities convertible into or exercisable or exchangeable for shares of capital stock or other equity or voting interests of any Company Subsidiary. There are no outstanding agreements of any kind which obligate the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock or other equity or voting interests of any Company Subsidiary.

Section 7.04 Company Authority.

(a) This Agreement, the Notes and the Transactions have been, and the other Transaction Documents when issued and/or delivered will have been, duly authorized by all necessary corporate action of the Company. This Agreement has been, and the other Transaction Documents and the Notes when delivered will have been, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, this Agreement is, and the other Transaction Documents and the Notes when delivered hereunder will be, valid and legally binding agreements of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or to general equity principles.

(b) This Agreement and the Note Guarantees have been duly authorized by all necessary corporate action of the Guarantors. This Agreement has been duly executed and delivered by the Guarantors and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, this Agreement is a valid and legally binding agreement of the Guarantors, enforceable against the Guarantors in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or to general equity principles.

Section 7.05 Regulatory Approvals; No Violations.

(a) Assuming the accuracy of the representations and warranties of the Purchaser set forth in Article 8 hereto, the execution, delivery and performance of this Agreement and the Notes do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect and (ii) such licenses, approvals, authorizations or consents the failure of which to obtain or make could not reasonably be expected to result in a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company and the Guarantors do not, and the execution, delivery and performance of the other Transaction Documents when delivered hereunder, and the consummation by the Company of the Transactions and, as applicable, the Guarantors, (assuming the full exercise of the Warrants and the conversion of the Convertible Preferred Stock) will not, (A) constitute or result in a breach of or a default under, the acceleration of any obligations or penalties under, or the creation of any Lien (other than Permitted Liens) on the assets of the Company or any of the Company Subsidiaries (with or without notice, lapse of time, or both) pursuant to, agreements binding upon the Company or any of the Company Subsidiaries or to which the Company or any of the Company Subsidiaries or any of their respective properties is subject or bound or violate any law, regulation, judgment or governmental or non-governmental permit or license to which the Company or any of the Company Subsidiaries or any of their respective properties is subject, (B) constitute or result in a breach or violation of, or a default under, the articles or certificates of incorporation of the Company or the Guarantors, as amended, or the bylaws of the Company or the Guarantors or (C) require any consent or approval or notice or other filing under any such agreement except, in the case of clauses (A) or (C) above, for any breach, violation, default, acceleration, creation, change, consent or approval that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

Section 7.06 Corporate Power.

The Company has the requisite power and authority (corporate and otherwise) to carry on its business as it is now being conducted and to own, lease or operate all its properties and assets as such properties and assets are currently owned, leased or operated. The Company and the Guarantors, as applicable, have all requisite corporate power and authority and have taken all corporate action necessary in order to execute, deliver and perform their obligations under the Transaction Documents and to consummate the Transactions. Neither the Company nor any Company Subsidiary is in material violation or default of any of the provisions of its respective certificate or articles of incorporation, certificate of designations, bylaws or charter documents.

Section 7.07 No Registration, Integration or General Solicitation.

(a) Assuming the accuracy of the representations and warranties of the Purchaser set forth in Article 8 hereto, it is not necessary in connection with the offer, issue, sale and delivery of the Notes by the Company to the Purchaser in the manner contemplated by this Agreement to register the Notes under the Securities Act.

(b) Neither the Company nor any of the Guarantors, their respective Affiliates, or any Person acting on any of their behalf (in each case, other than KKR and its Affiliates, as to which the Company and the Guarantors make no representation or warranty) has, within the six-month period immediately prior to the date hereof, directly or indirectly, solicited any offer to buy or offered to sell, sold, or issued and will not, for six months following the date hereof, directly or indirectly, solicit any offer to buy or offer to sell, sell, or issue in the United States or to any U.S. person (as such terms are defined in Regulation S of the Securities Act) the Notes or any security of the Company or any Guarantor of the same class or series of the Notes (within the meaning of Regulation D of the Securities Act), except to the extent such offer, sale, issuance or solicitation, to the extent required, when integrated with the offering contemplated by this Agreement would not require registration under the Securities Act.

(c) None of the Company, any of the Company Subsidiaries, their respective Affiliates or any Person acting on any of their behalf (in each case, other than KKR and its Affiliates, as to which the Company and the Guarantors make no representation or warranty) has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with the offering of the Notes.

Section 7.08 Company Reports: Financial Statements.

Except as set forth on Schedule 7.08 hereto:

(a) The Company has filed or furnished, as applicable, all forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since March 19, 2012 (the forms, statements, reports and documents filed or furnished since March 19, 2012, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) The Company’s consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports, were prepared (i) in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or where such information and footnotes contained in such financial statements are not required under the rules of the SEC to be in compliance with GAAP) and (ii) in compliance as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations, changes in stockholder’s equity and cash flows of the Company and consolidated Subsidiaries as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments which were not and which are not expected to be, individually or in the aggregate, material to the Company and its consolidated Subsidiaries taken as a whole).

(c) The Company is in material compliance with all provisions of the Sarbanes Oxley Act of 2002 that are applicable to it. The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

(d) The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Board of Directors of the Company any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the filing date of the Company’s most recently filed periodic report under the Exchange Act, there have been no changes in the Company’s internal control over financial reporting or disclosure controls and procedures that could significantly affect the Company’s internal controls.

(e) The Company and the Company Subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file since March 19, 2012, with any Governmental Authority having jurisdiction over its business or any of its assets or properties (each a “Regulatory Authority”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so file such reports and statements or pay such fees is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. As of their respective dates, such reports and statements complied with all the laws, rules and regulations of the applicable Regulatory Authority with which they were filed except for noncompliance that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

Section 7.09 Absence of Certain Changes.

Since March 19, 2012, no event or events have occurred that have had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

Section 7.10 Compliance with Laws.

Except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of the Company Subsidiaries have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, any Governmental Authority that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted, and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of the Company, no material suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current. The conduct by the Company and each of the Company Subsidiaries of their business and the condition and use of their properties does not violate or infringe any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation, except for conduct which has not had or is not reasonably likely to have a Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries is in default under any order, license, regulation, demand, writ, injunction or decree of any Governmental Authority, except for any default which has not had or is not reasonably likely to have a Material Adverse Effect. The Company and the Company Subsidiaries are complying with, and to the Knowledge of the Company, none of them has been threatened to be charged with or given notice of any violation of, all applicable federal, state, local and foreign laws, regulations, rules, judgments, injunctions or decrees, except where such non-compliance has not had nor is reasonably likely to have a Material Adverse Effect. No Governmental Authority has placed any material restriction on the business or properties of the Company or any of the Company Subsidiaries other than statutory or regulatory restrictions of general application to insurance companies, and except for routine examinations by insurance regulators, as of the date hereof, no investigation by any Governmental Authority with respect to the Company or any of the Company Subsidiaries is pending or, to the Knowledge of the Company, threatened.

Section 7.11 Litigation.

Except as set forth on Schedule 7.11 hereto, as of the date hereof, (i) no civil, criminal or administrative litigation, claim, action, suit, hearing, arbitration, investigation or other proceeding before any Governmental Authority or arbitrator is pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries and (ii) neither the Company nor any of the Company Subsidiaries is subject to any order, judgment or decree, except with respect to (i) and (ii) for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

Section 7.12 Undisclosed Events.

Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not properly reflected or reserved against in the Company’s financial statements contained in the Company Reports to the extent required to be so reflected or reserved against in accordance with GAAP, except for liabilities or obligations that have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 7.13 Transactions with Affiliates and Employees.

Except as set forth in the Company Reports, none of the officers or directors of the Company and, to the Knowledge of the Company, none of the employees of the Company is currently a party to any transaction with the Company or any of the Company Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $100,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company, (iii) other employee benefits, including agreements under any equity compensation plans and (iv) the TSA.

Section 7.14 Investment Company.

Neither the Company nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 7.15 Taxes.

(a) The Company and each of the Company Subsidiaries has properly and timely filed, in accordance with applicable laws (taking into account all available extensions), all material federal, state, local and foreign Tax Returns that are required to be filed by it with any Governmental Authority and such Tax Returns are correct and complete in all material respects. All material Taxes due and owing by the Company or any of the Company Subsidiaries (whether or not shown on any Tax Return) have been paid in full other than such Taxes for which adequate reserves have been accrued on the appropriate financial statements in accordance with GAAP.

(b) There are no audits or proceedings relating to any material Tax or material Tax Return of the Company or any of the Company Subsidiaries currently in progress or raised in writing by any Governmental Authority and to the Knowledge of the Company no such audit or proceeding is pending or threatened.

(c) Nothing in this Section 7.15 or otherwise in this Agreement will be construed as a representation or warranty with respect to the amount or availability of any Tax attribute of the Company for any taxable period following the Closing Date including any net operating loss carryforwards or any limitations on such net operating loss carryforwards by Sections 382, 383 or 384 of the Code.

Section 7.16 Certain Business Practices.

(a) Neither the Company nor any of the Company Subsidiaries has, nor, to the Knowledge of the Company, has any director, officer, agent or employee of the Company or any of the Company Subsidiaries, paid, caused to be paid, or agreed to pay, directly or (to the Knowledge of the Company) indirectly, in connection with the business of the Company: (i) to any government or agency thereof, any agent or any supplier or customer, any bribe, kickback or other similar illegal payment; (ii) any illegal contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable Law); or (iii) intentionally established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose; and, neither the Company nor any of the Company Subsidiaries has, nor, to the Knowledge of the Company, has any director, officer, agent or employee of the Company or any of the Company Subsidiaries violated or is in violation of any provision of the FCPA.

(b) The operations of the Company and the Company Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of the Company Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

(c) None of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of the Company Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority; and the Company will not, directly or indirectly, use any proceeds from the Transaction, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

Section 7.17 Material Agreements.

Each material contract of the Company required to be filed on a Current Report on Form 8-K, a Quarterly Report on Form 10-Q, or an Annual Report on Form 10-K, in each case pursuant to Item 601(a) and Item 601(b)(10) of Regulation S-K under the Exchange Act (the “Company Material

Agreements”) is listed on Schedule 7.17 hereto; copies of the Company Material Agreements are attached or incorporated as exhibits to the Company Reports. Except as set forth on Schedule 7.17 hereto: (1) each of the Company Material Agreements is valid and binding on the Company and in full force and effect; (2) the Company is in material compliance with and has materially performed all obligations required to be performed by it as of the date hereof under each Company Material Agreement; and (3) the Company does not know of, nor has received notice of, any violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Company Material Agreement.

Section 7.18 No Additional Representations.

Except for the representations and warranties made by the Company in this Article 7 (including, or as qualified by, the disclosure schedules), neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or their respective businesses, operations, assets liabilities, condition or prospects, and the Company hereby, to the maximum extent permitted by law, disclaims any such other representations or warranties with respect to the Company or any of the Company Subsidiaries or with respect to any other information (including, without limitation, pro-forma financial information, financial projections or other forward-looking statements) provided to or made available to the Purchaser or any other Person in connection with the transactions contemplated hereby or in the Transaction Documents except as provided in the Transaction Documents. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the right of the Purchaser and its Affiliates to rely on the representations and warranties expressly set forth in this Article 7 or in any other Transaction Document.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

The Purchaser represents and warrants to the Company and the Guarantors as of the Closing Date and as of each Issue Date as follows:

Section 8.01 Purchase for Own Account.

The Purchaser is acquiring the Notes for its own account, for investment purposes only and not with a view to any distribution thereof within the meaning of the Securities Act. The Purchaser is not acting on behalf of any person or otherwise intends to underwrite or facilitate the purchase of any Note by or for the benefit of any person other than the Purchaser.

Section 8.02 Information.

The Purchaser has received such information as it deems necessary in order to make an investment decision with respect to the Notes and has had the opportunity to ask questions of and receive answers from the Company and its Subsidiaries and their respective officers and directors and to obtain such additional information which the Company or its Subsidiaries possess or could acquire without unreasonable effort or expense as the Purchaser deems necessary to verify the accuracy of the information furnished to the Purchaser and has asked such questions, received such answers and obtained such information as it deems necessary to verify the accuracy of the information furnished to the Purchaser.

Section 8.03 Purchasers Status.

The Purchaser is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or (ii) an institutional “accredited investor” (as defined in Rule 501(a) of Regulation D).

Section 8.04 No Registration.

The Purchaser understands that the Notes have not been and will not be registered under the Securities Act or any state or other securities law, that the Notes are being issued by the Company in transactions exempt from the registration requirements of the Securities Act and that the Notes may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration under the Securities Act is available.

The Purchaser further understands that the exemption from registration afforded by Rule 144 depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

Section 8.05 No Brokers or Finders.

The Purchaser did not employ any broker or finder in connection with the transactions contemplated in this Agreement and no fees or commissions are payable to the Purchaser except as otherwise provided for in the Transaction Documents.

Section 8.06 Source of Funds.

The source of funds to be used by the Purchaser to pay the Purchase Price does not include assets of any employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, any plan, individual retirement account or arrangement that constitutes a “plan” within the meaning of Section 4975(e)(1) of the Code, any other entity the assets of which consist of “plan assets” of employee benefit plans or plans as defined in Section 3(42) of ERISA and Department of Labor regulation Section 2510.3-101, or an arrangement subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (“Like Laws”).

The Purchaser either (1) is, and for so long as it holds any Notes, will be, a venture capital operating company or wholly owned by a venture capital operating company, or (2) does not have, and for so long as it holds any Notes, will not have, significant equity participation by benefit plan investors pursuant to Section 3(42) of ERISA and Department of Labor regulation Section 2510.3-101.

Section 8.07 Tax Matters.

The Purchaser agrees to treat, and shall treat, the Notes as debt for U.S. Federal income Tax purposes, except to the extent required pursuant to a final determination (as defined in Section 1313 of the Code). Purchaser is a United States person (within the meaning of Section 7701(a)(30) of the Code) and shall deliver to the Company an IRS Form W-9 (or any successor applicable form) on or prior to the Closing Date. If Purchaser assigns its interests in the Notes or its obligation to purchase all or any portion of the Notes pursuant to Section 18.06, the assignee shall deliver to the Company at the time of such assignment an IRS Form W-9 or appropriate Form W-8 (or any successor applicable form), as applicable. Any foreign assignee that is entitled to an exemption from or reduction of U.S. federal withholding tax with respect to payments made under the Notes shall (to the extent legally entitled to do so) deliver to the Issuer documentation reasonably requested by the Issuer as will permit payments to be made without withholding or at a reduced rate of withholding.

ARTICLE 9

THE NOTES

Section 9.01 Form and Dating; Terms.

(a) Provisions relating to the Notes are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Agreement. The Notes shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Agreement. The Notes may have notations, legends or endorsements required by law, rules or agreements with national securities exchanges to which the Company or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Note shall be dated the date of its execution. The Notes shall be in denominations of $2,000 and integral multiples of $1 in excess thereof.

(b) The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Agreement, and the Company and the Guarantors, by their execution and delivery of this Agreement, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Agreement, the provisions of this Agreement shall govern and be controlling.

(c) In connection with the payment of PIK Interest in respect of the Notes, the outstanding principal amount of the Notes shall be increased through the capitalization of such interest thereon (each a “PIK Payment”). Unless the context requires otherwise, references to “principal amount” of the Notes includes any increases in the principal amount of the outstanding Notes as a result of PIK Payments.

Section 9.02 Execution.

(a) At least one Officer shall execute the Notes on the applicable Issue Date on behalf of the Company by manual or facsimile signature.

(b) The Company shall execute and make available for delivery Notes for original issue on one or more Issue Dates in an aggregate principal amount not to exceed $150,000,000.

(c) On each Interest Payment Date the principal amount of each Note shall be increased by an amount equal to the interest payable, rounded up to the nearest $1, for the relevant interest period on the principal amount of such Note, and an adjustment shall be made on the books and records of the Company with respect to such Note, to reflect such increase.

Section 9.03 Registrar and Paying Agent.

The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and at least one office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without prior notice to any Holder. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Section 9.04 Paying Agent to Hold Money in Trust.

(a) The Company shall require each Paying Agent to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders all money held by such Paying Agent for the payment of principal, premium, if any, and interest on the Notes. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.

(b) The Company will initially act as the Paying Agent and Registrar for the Notes.

Section 9.05 Holder Lists.

The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders.

Section 9.06 Transfer and Exchange.

(a) The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A.

(b) To permit registrations of transfers and exchanges, the Company shall execute Notes in accordance with Section 9.02 or at the Registrar’s request.

(c) No service charge shall be imposed in connection with any registration of transfer or exchange, but the Holders shall be required to pay any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 9.10, 10.06, 10.08, 11.15 and 14.03).

(d) All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Agreement, as the Notes surrendered upon such registration of transfer or exchange.

(e) Neither the Company nor the Registrar shall be required (1) to issue, to register the transfer of or to exchange any Note during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 10.01 and ending at the close of business on the day of selection or (2) to register the transfer of or to exchange any Note so selected for redemption, or tendered for repurchase (and not withdrawn) in connection with a Change of Control Offer or an Asset Disposition Offer, in whole or in part, except the unredeemed or unpurchased portion of any Note being redeemed or repurchased in part.

(f) Prior to due presentment for the registration of a transfer of any Note, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and interest on such Notes and for all other purposes, and neither any Agent or the Company shall be affected by notice to the contrary.

(g) Upon surrender for registration of transfer of any Note at the office or agency of the Company designated pursuant to Section 11.02, the Company shall execute and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(h) At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Notes are so surrendered for exchange, the Company shall execute and mail the replacement Notes which the Holder making the exchange is entitled to in accordance with the provisions of Appendix A.

(i) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 9.06 to effect a registration of transfer or exchange may be submitted by mail or by facsimile or electronic transmission.

Section 9.07 Replacement Notes.

If a mutilated Note is surrendered to the Company or if a Holder claims that its Note has been lost, destroyed or wrongfully taken and the Company receives evidence to its satisfaction of the ownership and loss, destruction or theft of such Note, the Company shall issue a replacement Note. If required by the Company, an indemnity bond must be provided by the Holder that is sufficient in the reasonable judgment of the Company to protect the Company and any Agent from any loss that any of them may suffer if a Note is replaced. Every replacement Note is a contractual obligation of the Company and shall be entitled to all of the benefits of this Agreement equally and proportionately with all other Notes duly issued hereunder. Notwithstanding the foregoing provisions of this Section 9.07, in case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Section 9.08 Outstanding Notes.

(a) The Notes outstanding at any time are all the Notes issued by the Company except for those canceled by it, those delivered to it for cancellation, and those described in this Section 9.08 as not outstanding. Except as set forth in Section 9.09, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

(b) If a Note is replaced pursuant to Section 9.07, it ceases to be outstanding unless the Company receives proof satisfactory to it that the replaced Note is held by a protected purchaser, as such term is defined in Section 8-303 of the Uniform Commercial Code in effect in the State of New York.

(c) If the principal amount of any Note is considered paid under Section 11.01, it ceases to be outstanding and interest on it ceases to accrue from and after the date of such payment.

(d) If a Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on the maturity date, any redemption date or any date of purchase pursuant to an Offer to Purchase, money sufficient to pay Notes payable or to be redeemed or purchased on that date and such Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to Article 15 and Article 17, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 9.09 Treasury Notes.

In determining whether the Holders of the requisite principal amount of Notes have concurred in any direction, waiver or consent, Notes beneficially owned by the Company, or by any Affiliate of the Company (other than KKR), shall be considered as though not outstanding.

Section 9.10 Cancellation.

The Registrar and the Paying Agent shall forward to the Company any Notes surrendered to them for registration of transfer, exchange or payment. The Company and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Notes in accordance with its customary procedures. The Company may not issue new Notes to replace Notes it has redeemed, paid or canceled. The Company shall not execute Notes in place of canceled Notes other than pursuant to the terms of this Agreement.

Section 9.11 CUSIP and ISIN Numbers.

The Company in issuing the Notes may use CUSIP or ISIN numbers, or Private Placement numbers issued by S&P CUSIP Service Bureau (if then generally in use). The Company shall as promptly as practicable notify the Holders in writing of any change in the CUSIP, ISIN or Private Placement numbers. The Company shall use commercially reasonable efforts to obtain CUSIP, ISIN or Private Placement numbers for the Notes, if requested by KKR.

ARTICLE 10

REDEMPTION

Section 10.01 Selection of Notes to Be Redeemed.

If fewer than all the Notes are to be redeemed, the Company shall select the Notes to be redeemed on a pro rata basis. The Company shall make the selection from outstanding Notes not previously called for redemption, excluding notes held in treasury. Notes and portions of Notes selected will be in amounts of $2,000 or an integral multiple of $1 in excess of $2,000; provided that no Notes of $2,000 or less shall be redeemed in part. Provisions of this Agreement that apply to Notes called for redemption also apply to portions of Notes called for redemption.

A new Note in principal amount equal to the unredeemed portion of any Note redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the Redemption Date, unless the Company defaults in payment of the redemption price, interest shall cease to accrue on Notes or portions thereof called for redemption unless such redemption is conditioned on the happening of a future event.

Section 10.02 Election to Redeem; Notice of Redemption.

Notices of redemption shall be delivered electronically or mailed by first class mail, postage prepaid, at least 10 but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise. If any Note is to be redeemed in part only, any notice of redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be redeemed.

All notices of redemption shall state:

(1) the Redemption Date,

(2) the redemption price, including the portion thereof representing any accrued and unpaid interest; provided that in connection with a redemption that includes an Applicable Premium, the notice shall set forth the manner of calculation of the redemption price,

(3) if less than all outstanding Notes are to be redeemed, the identification (and, in the case of a partial redemption, the principal amounts) of the particular Notes to be redeemed,

(4) in case any Note is to be redeemed in part only, the notice which relates to such Note shall state that on and after the Redemption Date, upon surrender of such Note, the Holder will receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed,

(5) that, subject to any conditions precedent, on the Redemption Date the redemption price (and accrued interest, if any, to the Redemption Date) will become due and payable upon each such Note, or the portion thereof, to be redeemed, and that, subject to payment of the redemption price, interest thereon will cease to accrue on and after said date,

(6) the place or places where such Notes are to be surrendered for payment of the redemption price and accrued interest, if any,

(7) the name and address of the Paying Agent (if other than the Company),

(8) that Notes called for redemption must be surrendered to the Company or the Paying Agent to collect the redemption price, and

(9) any conditions precedent to such redemption, and that the Company may revoke the notice of redemption if it determines that any condition precedent will not be satisfied on or prior to the Redemption Date.

Section 10.03 Effect of Notice of Redemption.

Any notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including consummation of a financing or other transaction. The Company may revoke a notice of redemption on or prior to the Redemption Date if it determines that any condition precedent to such redemption will not be satisfied on or prior to the Redemption Date. Subject to the satisfaction of the conditions precedent to such redemption and the Company’s right to revoke a notice of redemption, once notice of redemption is mailed in accordance with Section 10.02, Notes called for redemption become due and payable on the Redemption Date at the redemption price. The notice, if mailed or delivered by electronic transmission in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 10.04, on and after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 10.04 Deposit of Redemption or Purchase Price.

Prior to any Redemption Date, the Company shall deposit with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 9.04) an amount of money sufficient to pay the redemption price of, and accrued interest on, all the Notes which are to be redeemed on that date.

Section 10.05 Notes Redeemed or Purchased in Part.

Any Note which is to be redeemed only in part (pursuant to the provisions of this Article) shall be surrendered at the office or agency of the Company maintained for such purpose pursuant to Section 11.02 (with, if the Company so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Company shall execute and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered.

Section 10.06 Optional Redemption.

The Company may redeem the Notes at the prices set forth in the Notes. The Notes shall not be redeemable at the option of the Company other than as provided therein. The Company’s right to effect an optional redemption of the Notes is subject to the terms of Article 15 and Article 17 of this Agreement.

Section 10.07 Mandatory Redemption.

The Company will not be required to make mandatory redemption or sinking fund payments with respect to the Notes, other than Mandatory Principal Redemptions in connection with AHYDO Notes, if applicable.

Section 10.08 Offers to Repurchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 11.16, the Company is required to commence an Asset Disposition Offer, the Company will follow the procedures specified below.

(b) The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will apply all Excess Proceeds to the purchase of the aggregate principal amount of Notes and, if applicable, Pari Passu Indebtedness and Guarantor Pari Passu Indebtedness (on a pro rata basis, if applicable) required to be purchased pursuant to Section 11.16 (the “Asset Disposition Offer Amount”), or, if less than the Asset Disposition Offer Amount of Notes (and, if applicable, Pari Passu Indebtedness and Guarantor Pari Passu Indebtedness) has been so validly tendered, all Notes and Pari Passu Indebtedness and Guarantor Pari Passu Indebtedness validly tendered in response to the Asset Disposition Offer. Payment for any Notes so purchased will be made in the same manner as interest payments on the Notes are made.

(c) Upon the commencement of an Asset Disposition Offer, the Company shall mail a notice to each of the Holders. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Disposition Offer. The Asset Disposition Offer shall be made to all Holders and, if required, all holders of Pari Passu Indebtedness and Guarantor Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Disposition Offer, shall state:

(1) that an Asset Disposition Offer is being made pursuant to this Section 10.08 and Section 11.16 and the expiration time of the Asset Disposition Offer Period;

(2) the Asset Disposition Offer Amount, the purchase price, including the portion thereof representing any accrued and unpaid interest, and the Asset Disposition Purchase Date;

(3) that Notes must be tendered in integral multiples of $1 (subject to clause (8) below), and any Note not properly tendered will remain outstanding and will continue to accrue interest;

(4) that, unless the Company defaults in making the payment, any Note accepted for payment pursuant to the Asset Disposition Offer will cease to accrue interest on and after the Asset Disposition Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to any Asset Disposition Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to such Note completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Asset Disposition Purchase Date;

(6) that Holders shall be entitled to withdraw their election if the Company or the Paying Agent, as the case may be, receives at the address specified in the notice, not later than the expiration of the Asset Disposition Offer Period, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder tendered for purchase and a statement that such Holder is withdrawing its tendered Notes and its election to have such Note purchased;

(7) that, if the aggregate principal amount of Notes, Pari Passu Indebtedness and Guarantor Pari Passu Indebtedness surrendered by the holders thereof exceeds the Asset Disposition Offer Amount, then the Notes, such Pari Passu Indebtedness and such Guarantor Pari Passu Indebtedness will be purchased on a pro rata basis based on the aggregate accreted value or principal amount, as applicable, of the Notes, such Pari Passu Indebtedness and such Guarantor Pari Passu Indebtedness tendered;

(8) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (the unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1 in excess thereof); and

(9) the other procedures, as determined by the Company, consistent with this Section 10.08 that a Holder must follow.

(d) On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary or as otherwise provided in Section 11.16(c), the Asset Disposition Offer Amount of Notes, Pari Passu Indebtedness and Guarantor Pari Passu Indebtedness or portions thereof validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or, if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes, Pari Passu Indebtedness and Guarantor Pari Passu Indebtedness so tendered, in the case of the Notes, in whole number multiples of $1; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000.

(e) The Paying Agent or the Company, as the case may be, will promptly, but in no event later than five Business Days after termination of the Asset Disposition Offer Period, mail or deliver to each tendering Holder or holder or lender of Pari Passu Indebtedness or Guarantor Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the Notes, the Pari Passu Indebtedness or the Guarantor Pari Passu Indebtedness so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1 in excess thereof. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Indebtedness or the Guarantor Pari Passu Indebtedness, as applicable. Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on or as soon as practicable after the Asset Disposition Purchase Date.

(f) The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Agreement, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Agreement by virtue of any conflict.

Other than as specifically provided in this Section 10.08 or Section 11.16, any purchase pursuant to this Section 10.08 shall be made pursuant to the applicable provisions of Section 10.01 through Section 10.05.

ARTICLE 11

COVENANTS

Section 11.01 Payment of Notes.

(a) The Company will pay, or cause to be paid, the principal, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary, holds as of 1:00 p.m. (New York City) time, on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay the principal, premium, if any, and interest then due. Interest on the Notes will be paid entirely by capitalizing accrued and unpaid interest on each Interest Payment Date (“PIK Interest”) and adding the same to the principal amount of the Notes then outstanding. Following an increase in the principal amount of the outstanding Notes as a result of a PIK Payment, the Notes will bear interest on such increased principal amount from and after the date of such PIK Payment.

(b) The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 11.02 Maintenance of Office or Agency.

The Company shall maintain an office or agency where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company and the Guarantors in respect of the Notes and this Agreement may be served. The Company shall give prompt written notice to the Holders of the location, and any change in the location, of such office or agency.

The Company may also from time to time designate additional offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Holders of any such designation or rescission and of any change in the location of any such other office or agency.

Section 11.03 Taxes.

The Company shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all taxes, assessments and governmental levies except (a) such as are being contested in good faith and by appropriate negotiations or proceedings or (b) where the failure to effect such payment would not have a material adverse effect (1) upon the financial condition, business or results of operations of the Company and its Restricted Subsidiaries and (2) on the ability of the Company and its Restricted Subsidiaries to perform their respective obligations under the Notes or this Agreement.

Section 11.04 Stay, Extension and Usury Laws.

The Company and each Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of its obligations hereunder or under the Notes.

Section 11.05 Corporate Existence.

Subject to Article 12, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (1) its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (2) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of its Restricted Subsidiaries, if the Company in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.

Section 11.06 Reports and Other Information.

(a) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to the rules and regulations promulgated by the SEC, the Company will file with the SEC within the time periods specified in the SEC’s rules and regulations that are then applicable to the Company (or if the Company is not then subject to the reporting requirements of the Exchange Act, then the time periods for filing applicable to a filer that is not an “accelerated filer” or a “large accelerated filer” as defined in such rules and regulations):

(1) all financial information that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and a report on the annual financial statements by the Company’s independent registered public accounting firm;

(2) all financial information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section; and

(3) all current reports that would be required to be filed with the SEC on Form 8-K, or any successor or comparable form, if the Company were required to file such reports,

in each case in a manner that complies in all material respects with the requirements specified in such form.

(b) Notwithstanding Section 11.06(a), the Company will not be obligated to file such reports with the SEC if the SEC does not permit such filing, so long as the Company provides such information to the Holders and makes available such information to prospective purchasers of the Notes, in each case at the Company’s expense and by the applicable date the Company would be required to file such information pursuant to Section 11.06(a).

(c) The requirements set forth in Sections 11.06(a) and 11.06(b) may be satisfied by posting copies of such information on a website (which may be nonpublic and may be maintained by the Company or a third party) to which access will be given to Holders and prospective purchasers of the Notes.

(d) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the annual and quarterly financial information required by this Section 11.06 shall include a reasonably detailed presentation, as determined in good faith by Senior Management of the Company, either on the face of the financial statements or in the footnotes to the financial statements and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

Section 11.07 Compliance Certificate.

The Company will deliver to each Holder, within 120 days after the end of each fiscal year ending after the Closing Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer of the Company (in each case including any person holding such a position as an interim officer) stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company and each Guarantor have kept, observed, performed and fulfilled their obligations under this Agreement, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge, the Company and each Guarantor have kept, observed, performed and fulfilled each and every condition and covenant contained in this Agreement and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Agreement (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Company and each Guarantor are taking or propose to take with respect thereto). The certificate shall also list all Restricted Payments made during the preceding fiscal year, state that such Restricted Payments were permitted and set forth the basis upon which the calculations required by Section 11.08 were computed, together with a copy of any fairness opinion or appraisal required by this Agreement.

(b) When any Default or Event of Default has occurred and is continuing under this Agreement, the Company will promptly (which shall be within 10 Business Days following the date on which the Company becomes aware of such Default or Event of Default or receives notice of such Default or Event of Default) send to each Holder an Officers’ Certificate specifying such event, its status and what action the Company is taking or proposes to take with respect thereof.

(c) The Company will promptly give notice to the Holders of any occurrence of a Designated Payment Default.

Section 11.08 Limitation on Restricted Payments.

(a) The Company will not, and, subject to Section 11.08(e), will not permit any of its Restricted Subsidiaries to:

(1) declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiaries’ Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) to any Person other than the Company or a Restricted Subsidiary of the Company, other than:

(A) dividends or distributions payable solely in Capital Stock of the Company (other than Disqualified Stock); and

(B) dividends or distributions by a Restricted Subsidiary, so long as, in the case of any dividend or distribution payable on or in respect of any Capital Stock issued by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, the Company or the Restricted Subsidiary holding such Capital Stock receives at least its pro rata share of such dividend or distribution;

(2) purchase, redeem, retire or otherwise acquire for value, including in connection with any merger or consolidation, any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary;

(3) make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled repayment, scheduled sinking fund payment or Stated Maturity, any Subordinated Obligations or Guarantor Subordinated Obligations, other than:

(A) Indebtedness held by the Company or any Restricted Subsidiary; or

(B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations in anticipation of satisfying a sinking fund obligation, principal installment or Stated Maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(4) make any Restricted Investment

(all such payments and other actions referred to in clauses (1) through (4) of this Section 11.08(a) (other than any exception thereto) shall be referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:

(A) no Default shall have occurred and be continuing (or would result therefrom);

(B) immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under Section 11.09(a); and

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Closing Date (excluding Restricted Payments made pursuant to clauses (1), (2), (3), (6), (7), (8), (9), (13), (14), (15) and (16) of Section 11.08(b)) would not exceed the sum of (without duplication):

(i) 50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the first fiscal quarter commencing subsequent to the Closing Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

(ii) 100% of the aggregate Net Cash Proceeds or Fair Market Value of any asset (other than cash) received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Closing Date, other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to (y) a Subsidiary of the Company or (z) an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination; plus

(iii) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than debt held by a Subsidiary of the Company) subsequent to the Closing Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange); plus

(iv) the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

(x)	repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) and releases of Guarantees by such Person to the Company or any Restricted Subsidiary (other than for reimbursement of tax payments); or

(y)	the Revocation of the Designation of an Unrestricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary with and into the Company or any of its Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was previously included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

(b) The provisions of Section 11.08(a) will not prohibit:

(1) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock, Subordinated Obligations or Guarantor Subordinated Obligations made by exercise or conversion into, exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (C)(ii) of Section 11.08(a);

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Guarantor Subordinated Obligations, in each case so long as such refinancing Subordinated Obligations or Guarantor Subordinated Obligations are permitted to be Incurred pursuant to Section 11.09 and constitute Refinancing Indebtedness;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exercise or conversion into, exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to Section 11.09 and constitutes Refinancing Indebtedness;

(4) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation or Guarantor Subordinated Obligation (A) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation or Guarantor Subordinated Obligation in the event of a Change of Control or similar event in accordance with provisions similar to Section 11.15 or (B) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 11.16; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, if required by such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

(5) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this Section 11.08;

(6) the purchase, redemption or other acquisition (including by cancellation of indebtedness), cancellation or retirement for value of Capital Stock held by any existing or former directors, employees, management or consultants or advisors of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under stock option or stock purchase agreements or other agreements to compensate such persons approved by the Board of Directors of the Company; provided that such Capital Stock was received for services related to, or for the benefit of, the Company and its Subsidiaries; and provided, further, that such redemptions, repurchases or other acquisitions pursuant to this clause will not exceed 0.50% of Consolidated Assets in the aggregate (excluding amounts representing cancellation of Indebtedness issued to the Company in connection with the issuance of such Capital Stock) during any calendar year (with any unused amounts in any calendar year being carried over to the immediately succeeding calendar year subject to a maximum of 1.0% of Consolidated Assets in any calendar year), although such amount in any calendar year may be increased by an amount not to exceed:

(A) the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, the Net Cash Proceeds from the sale of Capital Stock of any of the Company’s direct or indirect parent companies, in each case to existing or former directors, employees, management or consultants or advisors of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date, (provided that the Net Cash Proceeds from such sales or contributions will be excluded from clause (C)(ii) of Section 11.08(a)); plus

(B) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Closing Date; less

(C) the amount of any Restricted Payments made since the Closing Date with the cash proceeds described in clauses (A) and (B) of this clause (6);

(7) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of this Agreement to the extent such dividends are included in the definition of “Consolidated Interest Expense;”

(8) repurchases, redemptions, retirements and other acquisitions of Capital Stock (A) deemed to occur upon the exercise, conversion or exchange of stock options, warrants, other rights to purchase Capital Stock or other convertible or exchangeable securities if such Capital Stock represents all or portion of the exercise price thereof or (B) in connection with a gross up for tax withholding relating to any such Capital Stock;

(9) any payment of cash by the Company in respect of fractional shares of the Company’s Capital Stock upon the exercise, conversion or exchange of any stock options, warrants, other rights to purchase Capital Stock or other convertible or exchangeable securities;

(10) the purchase, redemption, retirement and other acquisition of any Permitted Bond Hedge, or any payment made in connection with the exercise or termination of any Permitted Bond Hedge;

(11) the purchase, redemption, retirement and other acquisition of any Permitted Warrant, or any payment made in connection with the exercise or termination of any Permitted Warrant;

(12) other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (12) of this Section 11.08(b) not to exceed 1.5% of Consolidated Assets;

(13) the declaration and payment of any dividend or distribution consisting of Capital Stock or Indebtedness of an Unrestricted Subsidiary, in each case to the extent, and only to the extent, that the Designation of such Unrestricted Subsidiary and subsequent Investments in such Unrestricted Subsidiary were made as Restricted Investments under Section 11.08(a)(4);

(14) payments to dissenting stockholders not to exceed $5.0 million pursuant to applicable law or in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger, amalgamation, arrangement or disposition of assets in a transaction not prohibited by this Agreement;

(15) payments of fees, including by means of discounts with respect to interests issued or sold, in connection with Qualified Securitization Transactions;

(16) the declaration and payment of any dividend or distribution consisting of WMMRC-Related Assets; and

(17) the purchase, redemption, retirement and other acquisition of Convertible Preferred Stock or WMI Warrants or, in each case, any Capital Stock received upon conversion or exercise thereof;

provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clauses (7) and (12), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment; provided that such determination of Fair Market Value shall be based upon an opinion or appraisal issued by an Independent Financial Advisor if such Fair Market Value is estimated in good faith by the Board of Directors of the Company or an authorized committee thereof to exceed 4.0% of Consolidated Assets. The amount of any Restricted Payment paid in cash shall be its face amount.

(d) To the extent any cash or any other property is paid or distributed by the Company or any of its Restricted Subsidiaries upon the conversion or exchange of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock of the Company or upon any other acquisition or retirement of any Indebtedness of the Company or any of its Restricted Subsidiaries for an amount based on the value of such Capital Stock, (1) any amount of such cash or property that exceeds the principal amount of the Indebtedness that is converted, exchanged, acquired or retired and any accrued interest paid thereon (and only such excess amount) shall be deemed to be a Restricted Payment described in clause (2) of Section 11.08(a) and (2) the amount of such cash or property up to an amount equal to the principal amount of the Indebtedness that is converted, exchanged, acquired or retired shall be deemed to be Restricted Payment described in clause (3) of Section 11.08(a) if such Indebtedness is a Subordinated Obligation or Guarantor Subordinated Obligation. If the Company or any of its Restricted Subsidiaries repurchases any Indebtedness of the Company or its Restricted Subsidiaries that is convertible or exchangeable for Capital Stock of the Company (whether or not then convertible or exchangeable) in the open market at a price in excess of the principal amount of such Indebtedness and any accrued interest thereon, such excess amount (and only such excess amount) shall be deemed to be a Restricted Payment described in clause (2) of Section 11.08(a).

(e) Notwithstanding anything herein to the contrary, the provisions of this Section 11.08 shall have no force and effect with respect to any Restricted Subsidiaries so long as, and to the extent, prohibited by the terms of Section 6.02(i) of Financing Agreement as in effect on the Closing Date. In the event that (i) the terms of this Section 11.08 are no longer prohibited by the Financing Agreement or (ii) the Company is no longer a party to the Financing Agreement, the Company and its Restricted Subsidiaries shall become subject to the provisions of this Section 11.08. So long as any provisions of this Section 11.08 are not in full force and effect pursuant to this Section 11.08(e), the Company shall not modify the provisions of Sections 6.02(e) or 6.02(f) of the Financing Agreement without the consent of the Holders of a majority of the outstanding principal amount of the Notes.

(f) If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, in the good faith determination of the Company, would be permitted under the requirements of this Agreement, such Restricted Payment shall be deemed to have been made in compliance with this Agreement notwithstanding any subsequent adjustment made in good faith to the Company’s financial statements affecting its Consolidated Net Income.

(g) If any Person in which a Restricted Investment is made subsequently becomes a Restricted Subsidiary in accordance with this Agreement, all such Restricted Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the amount of Restricted Payments pursuant to Section 11.08(a)(C).

Section 11.09 Limitation on Indebtedness.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and the Guarantors may Incur Indebtedness if on the date thereof and after giving effect thereto on a pro forma basis:

(1) (i) the Asset Coverage Ratio is greater than or equal to 1.25 to 1.00 if the Company and its Subsidiaries are engaged solely in Financial Services Businesses; or (ii) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00 if the Company or any of its Subsidiaries are engaged in lines of business other than Financial Services Businesses; and

(2) no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or entering into the transactions relating to such Incurrence.

(b) The provisions of Section 11.09(a) will not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness of the Company or any Guarantor Incurred under a Debt Facility and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with undrawn trade letters of credit and reimbursement obligations relating to trade letters of credit satisfied within 30 days being excluded, and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate amount outstanding at any one time not to exceed $125.0 million, in each case less the aggregate principal amount of all principal repayments with the proceeds from Asset Dispositions made pursuant to clause (1) of Section 11.16(b) in satisfaction of the requirements of such covenant;

(2) Indebtedness represented by the Notes (including any Note Guarantee);

(3) Indebtedness of the Company and its Restricted Subsidiaries (A) in existence on the Closing Date (other than Indebtedness described in clauses (1), (4), (5), (6), (8), (10), (11) and (12) of this Section 11.09(b)), (B) pursuant to the First Lien Notes and First Lien Notes Indenture, and (C) pursuant to the Second Lien Notes and Second Lien Notes Indenture;

(4) Guarantees by (A) the Company or a Guarantor of Indebtedness permitted to be Incurred by the Company or a Guarantor in accordance with the provisions of this Agreement; provided that in the event such Indebtedness that is being Guaranteed is (x) Pari Passu Indebtedness or Guarantor Pari Passu Indebtedness, then the related Guarantee shall rank equally in right of payment to the Notes or the Note Guarantee, as the case may be, or (y) a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Note Guarantee, as the case may be, and (B) Non-Guarantor Subsidiaries of Indebtedness Incurred by Non-Guarantor Subsidiaries in accordance with the provisions of this Agreement;

(5) Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; provided, however,

(A) if the Company is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated in right of payment to the prior payment in full in cash of all obligations with respect to the Notes;

(B) if a Guarantor is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated in right of payment to the Note Guarantee of such Guarantor; and

(C) (i) any subsequent issuance or transfer of Capital Stock or any other event that results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and (ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company shall be deemed, in each case under this clause (5)(C), to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that is not permitted under this clause (5);

(6) Preferred Stock of a Restricted Subsidiary held by the Company or any other Restricted Subsidiary; provided, however, (A) any subsequent issuance or transfer of Capital Stock or any other event that results in any such Preferred Stock being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and (B) any sale or other transfer of such Preferred Stock to a Person other than the Company or a Restricted Subsidiary of the Company shall be deemed in each case under this clause (6) to constitute an Incurrence of such Preferred Stock by such Restricted Subsidiary that is not permitted under this clause (6);

(7) Indebtedness of Persons Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged into, the Company or any Restricted Subsidiary (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (B) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Person is acquired, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 11.09(a) on a pro forma basis after giving effect to the Incurrence of such Indebtedness pursuant to this clause (7);

(8) Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);

(9) Indebtedness (including Capitalized Lease Obligations) of the Company or a Restricted Subsidiary Incurred to finance the purchase, lease, construction or improvement of any property, plant or equipment used or to be used in the business of the Company or such Restricted Subsidiary through the direct purchase of such property, plant or equipment, and any Indebtedness that serves to refund or refinance any Indebtedness Incurred pursuant to this clause (9) in an aggregate outstanding principal amount that, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (9) and then outstanding, will not exceed the greater of (A) $20.0 million and (B) 2.5% of Consolidated Assets at any time outstanding;

(10) Indebtedness Incurred by the Company or its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety and similar bonds and completion Guarantees (not for borrowed money) provided in the ordinary course of business;

(11) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, contribution, adjustment of purchase price, earn-out, deferred compensation, non-compete or similar obligations, in each case, Incurred in connection with the acquisition or disposition of any business or assets of the Company or any business, assets or Capital Stock of a Restricted Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that:

(A) in the case of a disposition, the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition; and

(B) such Indebtedness is not reflected on the balance sheet of the Company or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (11));

(12) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(13) the Incurrence by the Company or any Restricted Subsidiary of Refinancing Indebtedness that serves to refund or refinance any Indebtedness Incurred as permitted under Section 11.09(a) and clauses (2), (3), (4), (7), (8), (11) (to the extent owed to the same obligee), and this clause (13) of this Section 11.09(b);

(14) Indebtedness Incurred by the Company or any Restricted Subsidiary consisting of obligations to pay insurance premiums incurred in the ordinary course of business in an amount not to exceed the annual premiums in respect of such insurance premiums at any one time outstanding; and

(15) in addition to the items referred to in clauses (1) through (15) of this Section 11.09(b) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (15) and then outstanding, will not exceed the greater of (A) $20.0 million and (B) 2.5% of Consolidated Assets at any time outstanding.

(c) The Company will not Incur any Indebtedness under Section 11.09(b) if the proceeds thereof are used to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated in right of payment to the Notes to at least the same extent as such Subordinated Obligations. No Guarantor will Incur any Indebtedness under Section 11.09(b) if the proceeds thereof are used to refinance any Guarantor Subordinated Obligations of such Guarantor unless such Indebtedness will be subordinated in right of payment to the obligations of such Guarantor under its Note Guarantee to at least the same extent as such Guarantor Subordinated Obligations. The Company will not Incur any Indebtedness under Section 11.09(b) if the proceeds thereof are used to refinance any Pari Passu Indebtedness unless such Indebtedness is either Pari Passu Indebtedness or Subordinated Obligations. No Guarantor will Incur any Indebtedness under Section 11.09(b) if the proceeds thereof are used to refinance any Guarantor Pari Passu Indebtedness of such Guarantor unless such Refinancing Indebtedness is either Guarantor Pari Passu Indebtedness or Guarantor Subordinated Obligations. No Non-Guarantor Subsidiary may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company or a Guarantor.

(d) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 11.09:

(1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 11.09, the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and may later reclassify such item of Indebtedness in any manner that complies with Section 11.09 (a) or (b) and will be entitled to divide the amount and type of such Indebtedness among more than one clause of Section 11.09(a) or (b); provided that all Indebtedness outstanding on the Closing Date under the Financing Agreement, and all Indebtedness (or the portion thereof) Incurred under the Financing Agreement, shall be deemed Incurred under clause (1) of Section 11.09(b) and not Section 11.09(a) or clause (3) of Section 11.09(b) and may not later be reclassified, provided further that if, after the Closing Date, the Financing Agreement relates to more than $125,000,000, any amounts in excess thereof may be Incurred in any manner permitted under this Section 11.09;

(2) if obligations in respect of letters of credit are Incurred pursuant to a Debt Facility and relate to other Indebtedness, then such letters of credit shall be treated as Incurred pursuant to clause (1) of Section 11.09(b) and such other Indebtedness shall not be included; and

(3) except as provided in clause (2) of this Section 11.09(d), Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included.

(e) The accrual of interest or dividends, the accretion of principal, accreted value or liquidation preference, the amortization of original issue discount or debt discount, the payment of interest on Indebtedness in the form of additional Indebtedness and the payment of dividends on Preferred Stock or Disqualified Stock in the form of additional shares thereof, the obligation to pay a premium in respect of Indebtedness or Capital Stock arising in connection with the issuance of a notice of redemption or the making of a mandatory change of control offer or asset sale offer for such Indebtedness or Capital Stock, increases in the amount of Indebtedness outstanding solely as a result of fluctuations in exchange rates or currency values, and unrealized losses or charges in respect of Hedging Obligations, in each case, will be deemed not to be an Incurrence of Indebtedness for purposes of this Section 11.09.

(f) In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 11.09, the Company shall be in Default of this Section 11.09).

(g) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(h) If the Company Incurs Indebtedness under Section 11.09(a)(i) and subsequently the Company or any of its Restricted Subsidiaries becomes engaged in a line of business other than Financial Services Businesses, such Indebtedness shall nonetheless be deemed to be permitted under Section 11.09(a). If the Company Incurs Indebtedness under Section 11.09(a)(ii) and subsequently the Company and its Restricted Subsidiaries become engaged solely in Financial Services Businesses, such Indebtedness shall nonetheless be deemed to be permitted under Section 11.09(a).

Section 11.10 Limitation on Liens.

(a) Subject to Section 11.10(b), the Company will not, and will not permit any Guarantor to, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), whether owned on the Closing Date or acquired after that date, which Lien is securing any Pari Passu Indebtedness, Subordinated Obligations, Guarantor Pari Passu Indebtedness or Guarantor Subordinated Obligations, unless contemporaneously with the Incurrence of such Liens:

(1) in the case of Liens securing Subordinated Obligations or Guarantor Subordinated Obligations, the Notes and related Note Guarantees are secured by a Lien on such property or assets that is senior in priority to such Liens; or

(2) in all other cases, the Notes and related Note Guarantees are equally and ratably secured by a Lien on such property or assets or are secured by a Lien on such property or assets that is senior in priority to such Liens.

Any Lien created for the benefit of Holders pursuant to this Section 11.10 shall be automatically and unconditionally released and discharged upon the release and discharge of each of the related Liens described in clauses (1) and (2) above.

(b) Notwithstanding anything herein to the contrary, the provisions of this Section 11.10 shall have no force and effect with respect to the Company and its Restricted Subsidiaries so long as, and to the extent, prohibited by the terms of Section 6.02(m) of the Financing Agreement as in effect on the Closing Date. In the event that (i) the terms of this Section 11.10 are no longer prohibited by the Financing Agreement or (ii) the Company is no longer a party to the Financing Agreement, the Company shall become subject to all of the provisions of this Section 11.10. So long as any provisions of this Section 11.10 are not in full force and effect pursuant to this Section 11.10(b), the Company shall not modify the provisions of Section 6.02(a) of the Financing Agreement without the consent of the Holders of a majority of the outstanding principal amount of the Notes.

Section 11.11 Future Guarantors.

(a) The Company will cause each Restricted Subsidiary that Guarantees, on the Closing Date or any time thereafter, the Obligations under the Financing Agreement or any other Indebtedness of the Company or any Guarantor (other than the First Lien Notes and the Second Lien Notes) to execute and deliver this Agreement or a joinder to this Agreement, the form of which is attached as Exhibit G, pursuant to which such Restricted Subsidiary will irrevocably and unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior subordinated basis and all other Obligations under this Agreement. Any such joinder shall be executed and delivered by such Restricted Subsidiary not more than 30 days after it has Guaranteed such other Indebtedness.

(b) Each Note Guarantee shall be released in accordance with the provisions of Section 16.06.

Section 11.12 Limitation on Restrictions on Distributions From Restricted Subsidiaries.

(a) The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on other Capital Stock shall be deemed not to be a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of Indebtedness or other obligations shall be deemed not to be a restriction on the ability to pay such Indebtedness or other obligations);

(2) make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall be deemed not to be a restriction on the ability to make loans or advances); or

(3) sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) of this Section 11.12(a)).

(b) Section 11.12(a) will not prohibit encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions pursuant to the Financing Agreement, the First Lien Notes Indenture, the Second Lien Notes Indenture, the Financing Agreement Security Agreement, the Runoff Security Agreement and all other agreements and other documentation relating to or governing the collection, disposition or administration of WMMRC-Related Assets, the Convertible Preferred Stock and, in each case, all related documentation, and other agreements or instruments in effect at or entered into on the Closing Date;

(2) this Agreement, the Notes and the Note Guarantees;

(3) any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired (including after-acquired property);

(4) any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clauses (1), (2) or (3) of this Section 11.12(b) or this clause (4); provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith determination of the Senior Management of the Company, not materially restrictive, taken as a whole, than the encumbrances and restrictions contained the agreements and instruments referred to in clauses (1), (2) or (3) of this Section 11.12(b) on the Closing Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged with or into the Company or a Restricted Subsidiary, whichever is applicable;

(5) in the case of clause (3) of Section 11.12(a), Liens permitted to be Incurred under Section 11.10 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(6) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations permitted under this Agreement, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of Section 11.12(a) on the property so acquired;

(7) contracts for the sale or other disposition of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Subsidiary;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) any customary provisions in leases, subleases or licenses and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(10) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or any other Regulatory Requirement;

(11) customary supermajority voting provisions and other customary provisions with respect to the disposition or distribution of assets, each contained in corporate charters, bylaws, stockholders’ agreements, limited liability company agreements, partnership agreements, and other similar agreements, in each case of a Restricted Subsidiary that is not a Wholly Owned Subsidiary;

(12) any agreement, instrument or Capital Stock of a Qualified Securitization Entity, or with respect to any Receivables, which encumbrance or restriction is not applicable to any Person, or any assets, as applicable, other than such Qualified Securitization Entity or such Receivables;

(13) customary lock-up agreements entered into in connection with a proposed sale or issuance of Capital Stock;

(14) any agreement or instrument that prohibits the payment or making of dividends or other distributions other than on a pro rata basis;

(15) customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreement; and

(16) other Indebtedness or Preferred Stock permitted to be Incurred pursuant to Section 11.09 that, in the good faith determination of the Board of Directors of the Company are not materially more restrictive, taken as a whole, than those applicable to the Company in this Agreement or the Financing Agreement on the Closing Date (which results in encumbrances or restrictions at a Restricted Subsidiary level comparable to those applicable at the Company level under this Agreement or the Financing Agreement).

(c) In each case set forth in Section 11.12(b) above, notwithstanding any stated limitation on the assets or property that may be subject to such encumbrance or restriction, an encumbrance or restriction on a specified asset or property or group or type of assets or property may also apply to all improvements, repairs, additions, attachments and accessions thereto, assets and property affixed or appurtenant thereto, parts, replacements and substitutions therefor, and all products and proceeds thereof, including dividends, distributions, interest and increases in respect thereof.

Section 11.13 Designation of Restricted and Unrestricted Subsidiaries.

(a) The Company may designate after the Closing Date any Subsidiary (including any newly acquired or newly formed Subsidiary) as an “Unrestricted Subsidiary” under this Agreement (a “Designation”) only if:

(1) no Default or Event of Default has occurred and is continuing after giving effect to such Designation;

(2) the Subsidiary to be so designated and its Subsidiaries do not at the time of Designation own any Capital Stock or Indebtedness of, or own or hold any Lien with respect to the Company or any Restricted Subsidiary of the Company;

(3) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of Designation, and will at all times thereafter, consist of Non-Recourse Debt;

(4) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(A) to subscribe for additional Capital Stock of such Subsidiary; or

(B) to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve any specified levels of operating results;

(5) on the date such Subsidiary is Designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company or such Restricted Subsidiary than those that might have been obtained from Persons who are not Affiliates of the Company; and

(6) either (A) the Subsidiary to be so Designated has total consolidated assets of $1,000 or less or (B) if such Subsidiary has consolidated assets greater than $1,000, then such Designation would be permitted as an Investment either under Section 11.08 or the definition of “Permitted Investment.”

(b) The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) only if, immediately after giving effect such Revocation:

(1) The Company would be able to Incur at least $1.00 of additional Indebtedness pursuant to Section 11.09(a);

(2) all Liens of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of this Agreement; and

(3) no Default or Event of Default has occurred and is continuing after giving effect to such Revocation.

(c) Any such Designation or Revocation shall be evidenced to each Holder by providing to each Holder a certified copy of the resolution of the Board of Directors of the Company giving effect to such Designation or Revocation, as the case may be, and an Officers’ Certificate certifying that such Designation or Revocation complied with the foregoing conditions.

(d) A Revocation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement, and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

(e) For purposes of this Section 11.13, Section 11.08 and the definitions of “Investment” and “Permitted Investment,” the Fair Market Value of the WMMRC-Related Assets shall be deemed at all times to be zero.

Section 11.14 Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or asset or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”), unless:

(1) the terms of such Affiliate Transaction, taken as a whole, are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at the time of such transaction in arms’ length dealings with a Person that is not an Affiliate;

(2) in the event such Affiliate Transaction involves an aggregate consideration in excess of 1.5% of Consolidated Assets, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) of this Section 11.14(a)); and

(3) in the event such Affiliate Transaction involves an aggregate consideration in excess of 4.0% of Consolidated Assets, the Company has received a written opinion from an Independent Financial Advisor stating that such Affiliate Transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, taken as a whole, than those that could have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at such time on arms’ length basis from a Person that is not an Affiliate.

(b) Section 11.14(a) will not apply to:

(1) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries and any Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with Section 11.09;

(2) Restricted Payments permitted to be made pursuant to Section 11.08, Permitted Investments, and payments made pursuant to exceptions from such definitions or any of their component terms;

(3) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or as the funding of, employment agreements and other compensation arrangements (including retirement, health and other benefit plans, bonuses, fees, reimbursements, expense advances and severance agreements), options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and indemnity provided on behalf of officers, directors and employees approved by the Board of Directors of the Company or Senior Management;

(4) any transaction with an entity that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such entity;

(5) any agreement as in effect as of the Closing Date (including the TSA), as these agreements may be amended, modified, supplemented, extended, renewed, restated, replaced or otherwise changed from time to time, so long as any such amendment, modification, supplement, extension, renewal, restatement, replacement or other change is not more disadvantageous to the Holders in any material respect in the good faith judgment of the Board of Directors of the Company or Senior Management, when taken as a whole, than the terms of the agreements in effect on the Closing Date;

(6) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Company or a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition or merger, and any amendment or other change thereto, so long as any such amendment or other change is not more disadvantageous to the Holders in any material respect in the good faith judgment of the Board of Directors of the Company or Senior Management, when taken as a whole, than the applicable agreement as in effect on the date of such acquisition or merger;

(7) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of this Agreement; provided that in the reasonable determination of the members of the Board of Directors or Senior Management of the Company, such transactions are on terms that are not materially less favorable, taken as a whole, to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transactions in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(8) any grant, issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith;

(9) any transactions with the Purchaser and its Affiliates;

(10) transactions in which the Company or any Restricted Subsidiary delivers to each of the Holders a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, taken as a whole, than those that could have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at such time on an arms’ length basis from a Person that is not an Affiliate;

(11) any transaction with any Person who is not an Affiliate immediately prior to the consummation of such transaction that becomes an Affiliate as a result of such transaction;

(12) any transaction with a Qualified Securitization Entity that, in the good faith determination of the Board of Directors of the Company is necessary or advisable to effect such securitization; and

(13) the pledge of Capital Stock of an Unrestricted Subsidiary to holders of Indebtedness of such Unrestricted Subsidiary to secure such Indebtedness.

Section 11.15 Offer to Repurchase Upon Change of Control.

(a) If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes pursuant to Section 10.06, the Company will make an offer to purchase all of the Notes (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes pursuant to Section 10.06, the Company will mail a notice of such Change of Control Offer to each Holder, stating:

(1) that a Change of Control Offer is being made pursuant to this Section 11.15, the expiration time for such Change of Control Offer (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Company at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase;

(2) the purchase date (which shall be no later than five Business Days after the date such Change of Control Offer expires) (the “Change of Control Payment Date”);

(3) that Notes must be tendered in integral multiples of $1 and any Note not properly tendered will remain outstanding and continue to accrue interest (subject to clause (4) below);

(4) that, unless the Company defaults in the payment of the Change of Control Payment, any Note accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” attached to such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders shall be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the Paying Agent receives at the address specified in the notice, not later than the expiration time of such Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that, if a Holder is tendering less than all of its Notes, such Holder will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (the unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1 in excess thereof); and

(8) the other procedures, as determined by the Company, consistent with this Section 11.15 that a Holder must follow.

The notice, if mailed or otherwise delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (A) the notice is mailed in a manner herein provided and (B) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect.

(b) On the Change of Control Payment Date, the Company will, to the extent lawful; accept for payment all Notes or portions of Notes (in integral multiples of $1) properly tendered pursuant to the Change of Control Offer, provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000; and mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Company will promptly mail to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1 in excess thereof.

(c) Prior to making a Change of Control Payment, and as a condition to such payment (1) all Senior Indebtedness must be repaid in full, or the Company will offer to repay all Senior Indebtedness, make payment to the lenders or holders of such Senior Indebtedness that accept such offer and obtain waivers of any event of default from the remaining lenders or holders of such Senior Indebtedness or (2) the requisite lenders or holders under each credit facility, indenture or other agreement relating to Senior Indebtedness must have consented to such Change of Control Payment being made or the agreements governing such Senior Indebtedness permit such payment. The Company covenants to effect such repayment or obtain such consent prior to making a Change of Control Payment, it being a default of the Change of Control provisions of this Agreement if the Company fails to comply with such covenant. Notwithstanding the foregoing, the Company’s ability to make a Change of Control Offer is subject to the terms of Article 15 and Article 17 of this Agreement.

(d) The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 11.15 applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(e) The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Agreement, or would be violated by compliance with the provisions of this Agreement, the Company will comply with the applicable securities laws and regulations, as applicable, in lieu of compliance with the relevant provisions of this Agreement, and will be deemed not to have breached its obligations under this Agreement by virtue of such action.

Section 11.16 Asset Dispositions.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition, unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the assets subject to such Asset Disposition; and

(2) at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

For the purposes of clause (2) of this Section 11.16(a) and for no other purpose, the following will be deemed to be cash:

(A) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms expressly subordinated in right of payment to the Notes or the Note Guarantees) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by all creditors in writing;

(B) any securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 90 days following the closing of such Asset Disposition;

(C) any Additional Assets acquired by the Company or any Restricted Subsidiary in connection with such Asset Disposition; and

(D) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Disposition having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (D), not to exceed 2.0% of Consolidated Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(b) Within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, an amount equal to 100% of the Net Available Cash from such Asset Disposition may be applied by the Company or such Restricted Subsidiary, as the case may be, as follows:

(1) to permanently reduce (and permanently reduce commitments with respect thereto): (i) obligations under the Financing Agreement and (ii) Senior Indebtedness of the Company or Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock, Guarantor Pari Passu Indebtedness or Guarantor Subordinated Obligations), in each case other than Indebtedness owed to the Company or an Affiliate of the Company;

(2) to permanently reduce obligations under Pari Passu Indebtedness or Guarantor Pari Passu Indebtedness, in each case other than Indebtedness owed to the Company or an Affiliate of the Company; provided that the Company shall equally and ratably reduce obligations under the Notes by optional redemption, through open market purchases at or above 100% of the principal amount thereof, or by making an offer (in accordance with the procedures set forth in Section 10.08 for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, in each case plus the amount of accrued but unpaid interest, if any, on the Notes that are purchased or redeemed;

(3) to invest in Additional Assets; or

(4) any combination of the foregoing;

provided that pending the final application of any such Net Available Cash in accordance with clause (1), (2), (3) or (4) of this Section 11.16(b), the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness (including under a revolving Debt Facility) or otherwise invest such Net Available Cash in any manner not prohibited by this Agreement; provided, further, that in the case of clause (3) of this Section 11.16(b), a binding commitment to invest in Additional Assets shall be treated as a permitted application of the Net Available Cash from the date of such commitment so long as the Company or a Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and such Net Available Cash is actually applied in such manner within the later of 365 days from the consummation of the Asset Sale and 180 days from the date of the Acceptable Commitment, and in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Available Cash is applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination and such Net Available Cash is actually applied in such manner within 180 days from the date of the Second Commitment, it being understood that if a Second Commitment is later cancelled or terminated for any reason before such Net Available Cash is applied, then such Net Available Cash shall constitute Excess Proceeds.

(c) Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in Section 11.16(b) will be deemed to constitute “Excess Proceeds.” On the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer (an “Asset Disposition Offer”) to all Holders and, to the extent required by the terms of any outstanding Pari Passu Indebtedness or Guarantor Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness or Guarantor Pari Passu Indebtedness, to purchase the maximum aggregate principal amount of Notes and any such Pari Passu Indebtedness or Guarantor Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in Section 10.08 or the agreements governing the Pari Passu Indebtedness or Guarantor Pari Passu Indebtedness, as applicable, in the case of the Notes in integral multiples of $1; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000. The Company shall commence an Asset Disposition Offer with respect to Excess Proceeds by mailing the notice required pursuant to Section 10.08.

To the extent that the aggregate amount of Notes, Pari Passu Indebtedness and Guarantor Pari Passu Indebtedness validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Agreement. If the aggregate principal amount of Notes, Pari Passu Indebtedness and Guarantor Pari Passu Indebtedness validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer exceeds the amount of Excess Proceeds, the Company shall select the Notes and such Pari Passu Indebtedness or Guarantor Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate accreted value or principal amount of tendered Notes, Pari Passu Indebtedness and Guarantor Pari Passu Indebtedness (provided that the selection of such Pari Passu Indebtedness shall be made pursuant to the terms of such Pari Passu Indebtedness and Guarantor Pari Passu Indebtedness). Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(d) The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Agreement, or would be violated by compliance with the provisions of this Agreement, the Company will comply with the applicable securities laws and regulations, as applicable, in lieu of compliance with the relevant provisions of this Agreement, and will be deemed not to have breached its obligations under this Agreement by virtue of such action.

(e) Notwithstanding anything to the contrary in this Section 11.16 or Section 10.08, all references herein to “Net Available Cash” and “Excess Proceeds” shall be deemed to mean cash in an amount equal to the amount of Net Available Cash or Excess Proceeds, as applicable, but not necessarily the actual cash received from the relevant Asset Disposition. The Company and its Subsidiaries shall have no obligation to segregate, trace or otherwise identify Net Available Cash or Excess Proceeds (other than the amount thereof), it being agreed that cash is fungible and that the Company’s obligations under this Section 11.16 may be satisfied by the application of funds from other sources.

(f) Notwithstanding the foregoing, the Company’s ability to make an Asset Disposition Offer is subject to the terms of Article 15 and Article 17 of this Agreement.

Section 11.17 Limitation on Layering.

The Company will not, and will not permit any Guarantor to, Incur any Indebtedness if such Indebtedness is by its terms (or by the terms of any agreement governing such Indebtedness) expressly subordinated in right of payment to any Senior Indebtedness of the Company or Guarantor Senior Indebtedness of such Guarantor, as the case may be, unless such Indebtedness is:

(1) pari passu with, or expressly subordinated in right of payment to, the Notes or the Note Guarantees; and

(2) expressly subordinated in right of payment to all Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be, at least to the same extent as the Notes or the Note Guarantees.

ARTICLE 12

SUCCESSORS

Section 12.01 Merger, Consolidation or Sale of All or Substantially All Assets.

(a) The Company will not consolidate with or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) is a corporation or limited liability company organized and existing under the laws of the United States, any state or territory thereof or the District of Columbia and if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

(2) the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under the Notes and this Agreement pursuant to a joinder to this Agreement;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, the Successor Company would be able to Incur at least $1.00 of additional Indebtedness pursuant to Section 11.09(a); and

(5) each Guarantor (unless it is the other party to the transactions described above, in which case clause (1) of Section 12.01(c) shall apply) shall have by joinder to this Agreement confirmed that its Note Guarantee shall apply to such Successor Company’s obligations under this Agreement and the Notes.

(b) Subject to certain limitations set forth in this Agreement, the Successor Company will succeed to, and be substituted for, the Company under this Agreement, the Notes and the Note Guarantees. Notwithstanding clause (4) of Section 12.01(a):

(1) any Restricted Subsidiary may consolidate with, merge into or dispose of all or part of its properties and assets to the Company or a Guarantor so long as no Capital Stock of the Restricted Subsidiary is distributed to any Person other than the Company or a Guarantor; and

(2) the Company may, notwithstanding any provision of Article 11 of this Agreement, (i) merge or consolidate with an Affiliate of the Company solely in order to reincorporate or form the Company in another state or territory of the United States or the District of Columbia or (ii) if the Convertible Preferred Stock shall remain outstanding immediately thereafter subject to the same terms and conditions of such Convertible Preferred Stock as are in effect immediately prior thereto, enter into any other transaction or series of transactions solely in order to reincorporate or form the Company in another state or territory of the United States or the District of Columbia (any such merger or consolidation under clause (i) or transaction or series of transactions under clause (ii), a “Redomestication”).

(c) The Company will not permit any Guarantor to consolidate with or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than, in the case of a Guarantor, to the Company or another Guarantor) unless:

(1) if such entity remains a Guarantor, (A) the resulting, surviving or transferee Person (the “Successor Guarantor”) is a Person (other than an individual) organized and existing under the laws of the United States, any state or territory thereof or the District of Columbia;

(B) the Successor Guarantor, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Agreement, the Notes and its Note Guarantee pursuant to a joinder to this Agreement; and

(C) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; or

(2) in the event the transaction results in the release of the Subsidiary’s Note Guarantee under Section 16.06, the transaction is made in compliance with Section 11.16(a).

(d) Subject to certain limitations set forth in this Agreement, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under this Agreement and the Note Guarantee of such Guarantor. Notwithstanding the foregoing, any Guarantor may merge with or into or dispose of all or part of its properties and assets to a Guarantor or merge with a Restricted Subsidiary of the Company, so long as the resulting entity remains or becomes a Guarantor.

(e) For purposes of this Section 12.01, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company or a Guarantor, as the case may be, which properties and assets, if held by the Company or such Guarantor instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company or such Guarantor on a consolidated basis, will be deemed to be the disposition of all or substantially all of the properties and assets of the Company or such Guarantor, as applicable.

Section 12.02 Successor Entity Substituted.

Upon any consolidation, merger, wind up, sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company or a Guarantor in accordance with Section 12.01, the Company or such Guarantor, as the case may be, will be released from its obligations under this Agreement and the Notes or its Note Guarantee, as the case may be, and the Successor Company and such Successor Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, under this Agreement, the Notes and such Note Guarantee; provided that, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes and a Guarantor will not be released from its obligations under its Note Guarantee.

ARTICLE 13

DEFAULTS AND REMEDIES

Section 13.01 Events of Default.

Each of the following is an “Event of Default”:

(1) default in any payment of interest on any Note when due, continued for 30 days, whether or not such payment is prohibited by Article 15 or Article 17;

(2) default in the payment of principal or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by Article 15 or Article 17;

(3) failure by the Company or any Guarantor to comply with its obligations under Section 12.01;

(4) failure by the Company or any Guarantor to comply for 30 days after notice as provided below with any of their obligations under Section 11.06, 11.08, 11.09, 11.10, 11.11, 11.12, 11.13, 11.14, 11.15, 11.16 or 11.17 (in each case, other than a failure to purchase Notes under Section 11.15 or 11.16, each of which constitutes an Event of Default under clause (2) of Section 13.01);

(5) failure by the Company or any Guarantor to comply for 60 days after notice as provided below with its other agreements contained in this Agreement or the Notes;

(6) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists or is created after the Closing Date, which default:

(A) is caused by a failure to pay principal on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness; or

(B) would permit the acceleration of such Indebtedness prior to its Stated Maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been such a failure to pay principal or the maturity of which has been so accelerated, aggregates $5.0 million or more;

(7) failure by the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant

Subsidiary to pay final judgments aggregating in excess of $5.0 million (net of any amounts covered by insurance issued by a reputable and creditworthy insurance company that has been notified of such judgment and has not denied coverage), which judgments are not paid, discharged or stayed for a period of 60 days or more after such judgment becomes final;

(8) (i) the Company or a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A) commences proceedings to be adjudicated bankrupt or insolvent;

(B) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Bankruptcy Law;

(C) consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) generally is not paying its debts as they become due; or

(ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in a proceeding in which the Company, any such Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(B) appoints a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(C) orders the liquidation, dissolution or winding up of the Company, or any Restricted Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(9) any Note Guarantee of a Significant Subsidiary or any group of Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of this Agreement) or is declared null and void in a judicial proceeding or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary denies or disaffirms its obligations under this Agreement or its Note Guarantee.

However, a Default under clauses (4) and (5) of this Section 13.01 will not constitute an Event of Default until the Holders of at least 25% in principal amount of the then outstanding Notes notify the Company of the Default and the Company does not cure such Default within the time specified in clauses (4) and (5) of this Section 13.01 after receipt of such notice.

Section 13.02 Acceleration.

(a) If an Event of Default (other than an Event of Default described in clause (8) of Section 13.01) occurs and is continuing, the Holders of at least 25% in principal amount of the then outstanding Notes by notice to the Company, may, declare the principal, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such declaration, such principal, premium, if any, and accrued and unpaid interest, if any, will be due and payable; provided, however, that so long as any Indebtedness permitted under this Agreement to be Incurred under the Financing Agreement shall be outstanding, no such acceleration shall be effective until the earlier of:

(1) acceleration of any such Indebtedness under the Financing Agreement; or

(2) five Business Days after the delivery of the written notice of such acceleration to the Company and the administrative agent under the Financing Agreement.

(b) In case an Event of Default described in clause (8) of Section 13.01 occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of any Holders.

(c) In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) of Section 13.01 has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if:

(1) the default triggering such Event of Default pursuant to clause (6) of Section 13.01 shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto; and

(2) (A) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (B) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(d) The Holders of a majority in principal amount of the outstanding Notes may waive all past Events of Default (except those arising under clauses (1), (2) or (8) of Section 13.01) and rescind any acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Section 13.03 Other Remedies.

If an Event of Default occurs and is continuing, the Holders may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Agreement.

A delay or omission by any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 13.04 Waiver of Past Defaults.

The Holders of a majority in principal amount of the outstanding Notes by written notice to the Company may on behalf of all Holders waive any existing Default and its consequences hereunder, except:

(1) a continuing Default in the payment of the principal, premium, if any, or interest on any Note held by a non-consenting Holder (including in connection with an Asset Disposition Offer or a Change of Control Offer), or a Default under clause (8) of Section 13.01; and

(2) a Default with respect to a provision that under Section 14.01 cannot be amended without the consent of each Holder affected,

provided that, subject to Section 13.02, the Holders of a majority in principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 13.05 Control by Majority.

The Holders of not less than a majority in principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Holders under this Agreement or any other remedy. No Holder of any Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to this Agreement, or for the appointment of a receiver or trustee, or for any other remedy hereunder without prior written approval by the Holders of not less than a majority in principal amount of the outstanding Notes.

Section 13.06 Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Agreement, the right of any Holder to receive payment of principal, premium, if any, and interest on its Note, on or after the respective due dates expressed or provided for in such Note (which, for purposes of this Section 13.06, shall be deemed not to include repurchases) in connection with an Asset Disposition Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 13.07 Restoration of Rights and Remedies.

If any Holder has instituted any proceeding to enforce any right or remedy under this Agreement and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Guarantors and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Holders shall continue as though no such proceeding has been instituted.

Section 13.08 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 9.07, no right or remedy herein conferred upon or reserved to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy is, to the extent permitted by law, cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 13.09 Delay or Omission Not Waiver.

No delay or omission of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Holders, as the case may be.

Section 13.10 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Agreement, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorney’s fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 13.10 does not apply to a suit by a Holder relating to Section 13.06, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 14

AMENDMENT, SUPPLEMENT AND WAIVER

Section 14.01 Consents.

(a) Except as provided in this Article 14, the Company and the Guarantors may amend or supplement this Agreement, the Notes and the Note Guarantees with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, as provided in Section 13.04 and subject to the exceptions therein, any existing Default or Event of Default or compliance with any provision of this Agreement, the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Section 9.08 and Section 9.09 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 14.01.

(b) It shall not be necessary for the consent of the Holders under this Section 14.01 to approve the particular form of any proposed amendment, supplement or waiver. It shall be sufficient if such consent approves the substance of such proposed amendment, supplement or waiver.

(c) After an amendment, supplement or waiver under this Section 14.01 or Section 13.04 becomes effective, the Company will give to the Holders a notice briefly describing such amendment, supplement or waiver. However, the failure of the Company to give such notice to all the Holders, or any defect in the notice, will not impair or affect the validity of any such amendment, supplement or waiver.

(d) Without the consent of each affected Holder, an amendment, supplement or waiver under this Section 14.01 or Section 13.04 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the stated rate of interest or extend the stated time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration) or a Default under clause (8) of Section 13.01;

(5) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described in Section 10.06, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (for the avoidance of doubt, notwithstanding any provision of this Section 14.01, Sections 11.15 and 11.16, and related definitions and other provisions may be amended, supplemented or waived with a majority in principal amount of the Notes then outstanding if such amendment, supplement or waiver occurs prior to the date upon which the unconditional obligation to make the relevant Change of Control Offer or Asset Disposition Offer arises);

(6) make any Note payable in a currency other than that stated in the Note;

(7) impair the right of any Holder to receive payment of principal, premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(8) make any change in the amendment or waiver provisions which require each Holder’s consent; or

(9) modify the Note Guarantees in any manner adverse to the Holders.

(e) A consent to any amendment, supplement or waiver of this Agreement, the Notes or the Note Guarantee by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

(f) No amendment may be made to the subordination provisions of this Agreement or any related definition that adversely affects the rights of any holder of Senior Indebtedness or Guarantor Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness or Guarantor Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

(g) Any amendment to the subordination provisions of the Agreement that adversely affects the rights of any Holder will require the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding.

Section 14.02 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Company receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 14.03 Notation on or Exchange of Notes.

Notes delivered after the execution of any amendments to this Agreement pursuant to this Article may bear a notation as to any matter provided for in such amendments. If the Company shall so determine, new Notes so modified as to conform, in the opinion of the Company, to any such amendments to this Agreement may be prepared and executed by the Company and delivered in exchange for outstanding Notes.

ARTICLE 15

SUBORDINATION

Section 15.01 Agreement to Subordinate.

The Company agrees, and each Holder by accepting a Note agrees, that the payment of all Obligations owing in respect of the Notes is expressly subordinated in right of payment, to the extent and in the manner provided in this Article 15, to the prior payment in cash or Cash Equivalents in full of all existing and future Senior Indebtedness and that the subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness. The Notes shall in all respects rank pari passu in right of payment with all existing and future Pari Passu Indebtedness, and shall be senior in right of payment to all existing and future Subordinated Obligations; and only Indebtedness of the Company that is Senior Indebtedness shall rank senior to the Notes in accordance with the provisions set forth herein.

Section 15.02 Liquidation, Dissolution, Bankruptcy.

Upon (1) a total or partial liquidation or a total or partial dissolution of the Company; (2) a reorganization, bankruptcy, insolvency, receivership of or similar proceeding relating to the Company or its property; or (3) an assignment for the benefit of creditors or marshaling of the Company’s assets and liabilities (each, a “Proceeding”):

(a) the holders of Senior Indebtedness will be entitled to receive payment in full in cash in respect of such Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowable or allowed) before the Holders will be entitled to receive any payment or distribution in respect of the Notes, in the event of any payment or distribution of the assets or securities of the Company to creditors; and

(b) until the Senior Indebtedness is paid in full in cash, any payment or distribution to which Holders would be entitled but for the subordination provisions of this Article 15 will be made to holders of such Senior Indebtedness as their interests may appear, except that the Holders may receive Permitted Junior Securities.

Section 15.03 Default on Senior Indebtedness.

(a) The Company will not, directly or indirectly, pay any principal, premium, if any, or interest on, or other payment obligations in respect of, the Notes (or pay any other Obligations relating to the Notes, including fees, costs, expenses, indemnities and rescission of damage claims) and will not otherwise purchase, redeem, defease or retire any Notes (collectively, “pay the Notes”) (except in the form of Permitted Junior Securities) if either of the following occurs:

(1) any Obligation in respect of any Designated Senior Indebtedness is not paid in full when due in cash (after giving effect to any applicable grace period); or

(2) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms (the events in clauses (1) and (2) each being referred to as “Designated Payment Default”), unless, in either case, the Designated Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been discharged or paid in full in cash; provided, however, that the Company may pay the Notes without regard to the foregoing if the Company receives written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which a Designated Payment Default has occurred and is continuing.

(b) During the continuance of any default (other than a Designated Payment Default) (a “Non-Payment Default”) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated by the holders thereof without either further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company will not pay the Notes (except in the form of Permitted Junior Securities) for a period (a “Payment Blockage Period”) commencing upon the receipt by the Company of written notice (a “Blockage Notice”) of such Non-Payment Default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days after the date of receipt of such notice. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated: (1) by written notice to the Company from the Person or Persons who gave such Blockage Notice; (2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or (3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

(c) Notwithstanding the provisions described in Section 15.03(b) (but subject to the provisions contained in Section 15.03(a) and Section 15.02), unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume paying the Notes after the end of such Payment Blockage Period (including any missed payments). The Notes and Note Guarantees will not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period; provided however, if any Blockage Notice within such 360 day period is given by or on behalf of any holders of Designated Senior Indebtedness (other than holders of Bank Indebtedness), the Representatives of the Bank Indebtedness may give another Blockage Notice within such period). In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be at least 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect. For purposes of this paragraph (c), no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of financial covenants during the period after the date of delivery of a Blockage Notice, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose).

(d) Notwithstanding any obligation in this Agreement for the Company to make any amortization, redemption or other principal payments and, to the extent applicable, payments of cash interest, with respect to the Notes, or any repurchases of the Notes, the Company shall not be permitted to make any such payments or repurchases prior to the payment in full in cash of all of the outstanding “Obligations” as defined in the Financing Agreement as in effect on the Closing Date (the “Financing Agreement Obligations”) and the termination of the lenders’ commitments thereunder. In the event that the Company is no longer a party to the Financing Agreement, this subsection (d) shall have no further force or effect. So long as this subsection (d) is in full force and effect, the Company shall not modify the definition of the term “Subordinated Indebtedness” in the Financing Agreement in a manner adverse to Holders without the consent of the Holders of a majority of the outstanding principal amount of the Notes.

Section 15.04 Acceleration of Payment of Notes.

If payment of the Notes is accelerated because of an Event of Default, the Company will promptly notify the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness of the acceleration; provided that any failure to give such notice shall have no effect whatsoever on the provisions of this Article 15. If any Designated Senior Indebtedness is outstanding, the Company may not pay the Notes until five Business Days after the Representatives of all such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if this Agreement otherwise permits payment at that time.

Section 15.05 When Distribution Must Be Paid Over.

If a payment or distribution is made to Holders that, due to the subordination provisions of this Article 15, should not have been made to them, such Holders are required to hold it in trust for the holders of Senior Indebtedness, and pay such payment or distribution over to holders of Senior Indebtedness, as their interests may appear.

Section 15.06 Subrogation.

After all Senior Indebtedness is paid in full and until the Notes are paid in full, Holders shall be subrogated to the rights of holders of such Senior Indebtedness to receive distributions applicable to such Senior Indebtedness. A distribution made under this Article 15 to holders of such Senior Indebtedness that otherwise would have been made to Holders is not, as between the Company and Holders, a payment by the Company on the Notes.

Section 15.07 Relative Rights.

This Article 15 defines the relative rights of Holders and holders of Senior Indebtedness. Nothing in this Agreement shall:

(1) impair, as between the Company and Holders, the obligation of the Company, which is absolute and unconditional, to pay principal, premium, if any, and interest on the Notes in accordance with their terms;

(2) prevent any Holder from exercising its available remedies upon a Default, subject to the rights of holders of Senior Indebtedness to receive payments or distributions otherwise payable to Holders and such other rights of such holders of Senior Indebtedness as set forth herein; or

(3) affect the relative rights of Holders and other creditors of the Company other than their rights in relation to holders of Senior Indebtedness.

Section 15.08 Subordination May Not Be Impaired by the Company.

No right of any holder of Senior Indebtedness to enforce the subordination of the Indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Company or by its failure to comply with this Agreement.

Section 15.09 Rights of Paying Agent.

Notwithstanding Section 15.03 hereof, any Paying Agent (if not the Company or a Subsidiary of the Company) may continue to make payments on the Notes and shall not be charged with knowledge of the existence of facts that would prohibit the making of any payments unless, not less than two Business Days prior to the date of such payment, an Officer of the Paying Agent receives written notice reasonably satisfactory to it that payments may not be made under this Article 15. The Company, any Guarantor, the Registrar, a Representative or a holder of Senior Indebtedness or Guarantor Senior Indebtedness shall be entitled to give such notice; provided, however, that, if an issue of Senior Indebtedness or Guarantor Senior Indebtedness has a Representative, only the Representative, or, in the case of the Financing Agreement, the administrative agent thereunder, shall be entitled to give such notice.

The Paying Agent and Registrar (if not the Company or a Subsidiary of the Company), in their individual or any other capacity shall be entitled to hold Senior Indebtedness with the same rights they would have if they were not the Paying Agent or Registrar, respectively. The Paying Agent and Registrar shall be entitled to all the rights set forth in this Article 15 with respect to any Senior Indebtedness which may at any time be held by it, to the same extent as any other holder of such Senior Indebtedness.

Section 15.10 Distribution or Notice to Representative.

Whenever a distribution is to be made or a notice given to holders of Senior Indebtedness, the distribution may be made or the notice given to their Representative (if any).

Section 15.11 Not To Prevent Events of Default or Limit Right to Accelerate.

The failure to make a payment pursuant to the Notes by reason of any provision in this Article 15 shall not be construed as preventing the occurrence of a Default. Nothing in this Article 15 shall have any effect on the right of the Holders to accelerate the maturity of the Notes.

Section 15.12 Holders Entitled to Rely.

Upon any payment or distribution pursuant to this Article 15, the Holders shall be entitled to rely (1) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 15.02 are pending, (2) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Holders or (3) upon the Representatives of Senior Indebtedness, in each case for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of such Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 15.

Section 15.13 Reliance by Holders of Senior Indebtedness of the Company on Subordination Provisions.

(a) Each Holder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of such Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

(b) Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness and Guarantor Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Holders, without incurring responsibility to the Holders and without impairing or releasing the subordination provided in this Article 15 or the obligations hereunder of the Holders to the holders of the Senior Indebtedness, do any one or more of the following:

(1) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness or any Guarantor Senior Indebtedness, or otherwise amend or supplement in any manner Senior Indebtedness or any Guarantor Senior Indebtedness, or any instrument evidencing the same or any agreement under which Senior Indebtedness or any Guarantor Senior Indebtedness is outstanding;

(2) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness or any Guarantor Senior Indebtedness;

(3) release any Person liable in any manner for the payment or collection of Senior Indebtedness or any Guarantor Senior Indebtedness; and

(4) exercise or refrain from exercising any rights against the Company, any Guarantor or any other Person.

Section 15.14 Continuing Treatment of Financing Agreement Obligations as Senior Indebtedness.

The Financing Agreement Obligations shall continue to be treated as Senior Indebtedness and the provisions of this Agreement shall continue to govern the relative rights and priorities of the holders of the Financing Agreement Obligations, on the one hand, and the Holders, on the other hand, even if all or part of the Liens securing such Financing Agreement Obligations are subordinated, set aside, avoided or disallowed, or if all or part of the Financing Agreement Obligations are subordinated, set aside, avoided or disallowed as a result of a fraudulent conveyance or fraudulent transfer statute or if any interest accruing on the Financing Agreement Obligations following the commencement of any such Proceeding is otherwise disallowed.

ARTICLE 16

GUARANTEES

Section 16.01 Guarantee.

(a) Subject to this Article 16, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees, on a senior subordinated unsecured basis, to each Holder and its successors and assigns, irrespective of the validity and enforceability of this Agreement, the Notes or the obligations of the Company hereunder or thereunder, that: (1) the principal, premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal and interest on the Notes, if any, if lawful, and all other Obligations of the Company to the Holders hereunder or under the Notes shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise (collectively, the “Guaranteed Obligations”). Failing payment by the Company when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Agreement, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor, other than a release in accordance with the terms hereof. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Agreement, or pursuant to Section 16.06.

(c) Each of the Guarantors also agrees, jointly and severally, to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) Incurred by any Holder in enforcing any rights under this Section 16.01.

(d) If any Holder is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Company or the Guarantors, any amount paid to such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 13 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 13, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

(f) Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or the Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(g) In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(h) Each payment to be made by a Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

(i) Pursuant to the provisions of Article 17, the Note Guarantee issued by any Guarantor shall be a general senior subordinated unsecured obligation of such Guarantor and shall be subordinated in right of payment to all existing and future Senior Indebtedness of such Guarantor, if any.

Section 16.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent conveyance or a fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Holders, the Company and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 16, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Note Guarantee will be entitled upon payment in full of all Guaranteed Obligations under this Agreement to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment, determined in accordance with GAAP.

Section 16.03 Execution and Delivery.

(a) To evidence its Note Guarantee set forth in Section 16.01, each Guarantor hereby agrees that this Agreement or a joinder or supplement hereto shall be executed on behalf of such Guarantor by an Officer or other person holding an equivalent title.

(b) Each Guarantor hereby agrees that its Note Guarantee set forth in Section 16.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

(c) The delivery of any Note by the Company shall constitute due delivery of the Note Guarantee set forth in this Agreement on behalf of the Guarantors.

(d) If required by Section 11.11, the Company shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 11.11 and this Article 16, to the extent applicable.

Section 16.04 Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 16.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Agreement or the Notes shall have been paid in full.

Section 16.05 Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

Section 16.06 Release of Note Guarantees.

A Note Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and such Guarantor will be released and discharged from all other Obligations under the Notes and this Agreement (and no further action by such Guarantor or the Company shall be required for such release and discharge), upon the occurrence of any of the following:

(a) (i) the sale or other disposition of all or substantially all of the assets of such Guarantor (including by way of merger or consolidation) to a Person that is not (after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with Section 11.16(a); or (ii) the sale or other disposition of the Capital Stock of such Guarantor, after which such Guarantor is no longer a Subsidiary of the Company, if the sale or other disposition complies with Section 11.16(a); provided that, in each case, (x) all the Guarantees of such Guarantor in respect of all other Indebtedness of the Company and its Restricted Subsidiaries terminate prior to or upon consummation of such transaction and (y) any Investment of the Company or any other Subsidiary of the Company (other than any Subsidiary of such Guarantor) in such Guarantor or any Subsidiary of such Guarantor in the form of Indebtedness or Preferred Stock is repaid, satisfied, released and discharged in full prior to or upon such disposition;

(b) the Designation of such Guarantor as an Unrestricted Subsidiary in accordance with Section 11.13; or

(c) the release, discharge, termination or satisfaction (whether by payment, purchase, redemption, defeasance or otherwise) of the Indebtedness, or of such Guarantor’s Guarantee of such Indebtedness, that gave rise to the obligation of the Company to cause such Restricted Subsidiary to become a Guarantor under Section 11.11(a).

ARTICLE 17

SUBORDINATION OF NOTE GUARANTEES

Section 17.01 Agreement to Subordinate.

Each Guarantor agrees, and each Holder by accepting a Note agrees, that the payment of all Obligations of such Guarantor under its Note Guarantee is expressly subordinated in right of payment, to the extent and in the manner provided in this Article 17, to the prior payment in cash or Cash Equivalents in full of all existing and future Guarantor Senior Indebtedness of such Guarantor and that the subordination is for the benefit of and enforceable by the holders of such Guarantor Senior Indebtedness. A Guarantor’s Obligations under its Note Guarantee shall in all respects rank pari passu in right of payment with all existing and future Guarantor Pari Passu Indebtedness of such Guarantor and shall be senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Guarantor; and only Indebtedness of such Guarantor that is Guarantor Senior Indebtedness shall rank senior to the Obligations of such Guarantor under its Note Guarantee in accordance with the provisions set forth herein.

Section 17.02 Liquidation, Dissolution, Bankruptcy.

Upon (1) a total or partial liquidation or a total or partial dissolution of such Guarantor; (2) a reorganization, bankruptcy, insolvency, receivership of or similar proceeding relating to such Guarantor or its property; or (3) an assignment for the benefit of creditors or marshaling of such Guarantor’s assets and liabilities:

(a) the holders of Guarantor Senior Indebtedness of such Guarantor will be entitled to receive payment in full in cash in respect of such Guarantor Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any proceeding at the rate specified in the applicable Guarantor Senior Indebtedness, whether or not a claim for such interest would be allowable or allowed) before the Holders will be entitled to receive any payment or distribution in respect of the Note Guarantee of such Guarantor, in the event of any payment or distribution of the assets or securities of such Guarantor to creditors; and

(b) until the Guarantor Senior Indebtedness of such Guarantor is paid in full in cash, any payment or distribution to which Holders would be entitled but for the subordination provisions of this Article 17 will be made to holders of such Guarantor Senior Indebtedness as their interests may appear, except that the Holders may receive Permitted Junior Securities.

Section 17.03 Default on Guarantor Senior Indebtedness.

(a) A Guarantor will not, directly or indirectly, make any payment pursuant to its Note Guarantee (or pay any other Obligations relating to its Note Guarantee, including fees, costs, expenses, indemnities and rescission of damage claims) and will not otherwise purchase, redeem, defease or retire any Notes (collectively, “pay its Note Guarantee”) (except in the form of Permitted Junior Securities) if a Designated Payment Default has occurred unless the Designated Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been discharged or paid in full in cash; provided, however, that such Guarantor may pay its Note Guarantee without regard to the foregoing if such Guarantor receives written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which a Designated Payment Default has occurred and is continuing.

(b) During the continuance of any Non-Payment Default, no Guarantor will pay its Note Guarantee during a Payment Blockage Period.

(c) Notwithstanding the provisions described in Section 17.03(b) (but subject to the provisions contained in Section 17.03(a) and Section 17.02), unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, each Guarantor may resume paying its Note Guarantee after the end of the Payment Blockage Period.

(d) Notwithstanding any obligations in this Agreement for a Guarantor to make any amortization, redemption, repurchase or other principal payments and, to the extent applicable, payments of cash interest, with respect to the Notes or a Note Guarantee, no Guarantor shall be permitted to make any such payments and repurchases prior to the payment in full in cash of all of the Financing Agreement Obligations and the termination of the lenders’ commitments thereunder. In the event that no Guarantor is a party to the Financing Agreement, this subsection (d) shall have no further force or effect. So long as this subsection (d) is in full force and effect, the Company shall not modify the definition of the term “Subordinated Indebtedness” in the Financing Agreement in a manner adverse to Holders without the consent of the Holders of a majority of the outstanding principal amount of the Notes.

Section 17.04 Demand For Payment.

If payment of the Notes is accelerated because of an Event of Default or a demand for payment is made on a Guarantor pursuant to Article 17, the Company or such Guarantor will promptly notify the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness of such acceleration or such demand; provided that any failure to give such notice shall have no effect whatsoever on the provisions of this Article 17. If any Designated Senior Indebtedness is outstanding, such Guarantor may not pay its Note Guarantee until five Business Days after the Representatives of all such Designated Senior Indebtedness receive such notice and, thereafter, may pay its Note Guarantee only if this Agreement otherwise permits payment at that time.

Section 17.05 When Distribution Must Be Paid Over.

If a payment or distribution is made to Holders that, due to the subordination provisions of this Article 17, should not have been made to them, such Holders are required to hold it in trust for the holders of Guarantor Senior Indebtedness of the relevant Guarantor and pay such payment or distribution over to holders of Guarantor Senior Indebtedness, as their interests may appear.

Section 17.06 Subrogation.

After all Guarantor Senior Indebtedness of a Guarantor is paid in full and until the Notes are paid in full, Holders shall be subrogated to the rights of holders of such Guarantor Senior Indebtedness to receive distributions applicable to such Guarantor Senior Indebtedness. A distribution made under this Article 17 to holders of such Guarantor Senior Indebtedness that otherwise would have been made to Holders is not, as between the relevant Guarantor and Holders, a payment by such Guarantor on its Note Guarantee or the Notes.

Section 17.07 Relative Rights.

This Article 17 defines the relative rights of Holders and holders of Guarantor Senior Indebtedness of a Guarantor. Nothing in this Agreement shall:

(1) impair, as between such Guarantor and Holders, the obligation of such Guarantor, which is absolute and unconditional, to make payments under its Note Guarantee in accordance with its terms;

(2) prevent any Holder from exercising its available remedies upon a Default, subject to the rights of holders of Guarantor Senior Indebtedness of such Guarantor to receive payments or distributions otherwise payable to Holders and such other rights of such holders of Guarantor Senior Indebtedness as set forth herein; or

(3) affect the relative rights of Holders and other creditors of such Guarantor other than their rights in relation to holders of Guarantor Senior Indebtedness of such Guarantor.

Section 17.08 Subordination May Not Be Impaired by a Guarantor.

No right of any holder of Guarantor Senior Indebtedness of a Guarantor to enforce the subordination of the Obligations of such Guarantor under its Note Guarantee shall be impaired by any act or failure to act by such Guarantor or by its failure to comply with this Agreement.

Section 17.09 Rights of Paying Agent.

Notwithstanding Section 17.03 hereof, any Paying Agent (if not the Company or a Subsidiary of the Company) may continue to make payments on the Notes and shall not be charged with knowledge of the existence of facts that would prohibit the making of any payments unless, not less than two Business Days prior to the date of such payment, an Officer of the Paying Agent receives notice satisfactory to him that payments may not be made under this Article 17. The Company, any Guarantor, the Registrar, a Representative or a holder of Senior Indebtedness or Guarantor Senior Indebtedness shall be entitled to give such notice; provided, however, that, if an issue of Senior Indebtedness or Guarantor Senior Indebtedness has a Representative, only the Representative, or, in the case of the Financing Agreement, the administrative agent thereunder, shall be entitled to give such notice.

The Paying Agent and Registrar (if not the Company or a Subsidiary of the Company), in their individual or any other capacity shall be entitled to hold Guarantor Senior Indebtedness with the same rights they would have if they were not the Paying Agent or Registrar, respectively. The Paying Agent and Registrar shall be entitled to all the rights set forth in this Article 17 with respect to any Guarantor Senior Indebtedness which may at any time be held by it, to the same extent as any other holder of such Guarantor Senior Indebtedness.

Section 17.10 Distribution or Notice to Representative.

Whenever a distribution is to be made or a notice given to holders of Guarantor Senior Indebtedness of a Guarantor, the distribution may be made or the notice given to their Representative (if any).

Section 17.11 Not To Prevent Events of Default or Limit Right to Demand Payment.

The failure of a Guarantor to make a payment pursuant its Note Guarantee by reason of any provision in this Article 17 shall not be construed as preventing the occurrence of a default by such Guarantor under its Note Guarantee. Nothing in this Article 17 shall have any effect on the right of the Holders to make a demand for payment on a Guarantor pursuant to Article 16.

Section 17.12 Holders Entitled to Rely.

Upon any payment or distribution pursuant to this Article 17, the Holders shall be entitled to rely (1) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 17.02 are pending, (2) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Holders or (3) upon the Representatives of Guarantor Senior Indebtedness of a Guarantor, in each case for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of such Guarantor Senior Indebtedness and other Indebtedness of such Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 17.

Section 17.13 Reliance by Holders of Guarantor Senior Indebtedness on Subordination Provisions.

(a) Each Holder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Guarantor Senior Indebtedness of a Guarantor, whether such Guarantor Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Guarantor Senior Indebtedness and such holder of such Guarantor Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Guarantor Senior Indebtedness.

(b) Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness and Guarantor Senior Indebtedness of a Guarantor may, at any time and from time to time, without the consent of or notice to the Holders, without incurring responsibility to the Holders and without impairing or releasing the subordination provided in this Article 17 or the obligations hereunder of the Holders to the holders of the Guarantor Senior Indebtedness of such Guarantor, do any one or more of the following:

(1) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness or Guarantor Senior Indebtedness, or otherwise amend or supplement in any manner Senior Indebtedness or Guarantor Senior Indebtedness, or any instrument evidencing the same or any agreement under which Senior Indebtedness or Guarantor Senior Indebtedness is outstanding;

(2) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness or Guarantor Senior Indebtedness;

(3) release any Person liable in any manner for the payment or collection of Senior Indebtedness or Guarantor Senior Indebtedness; and

(4) exercise or refrain from exercising any rights against the Company, any Guarantor or any other Person.

Section 17.14 Continuing Priority of Financing Agreement Obligations.

The Financing Agreement Obligations shall continue to be treated as Guarantor Senior Indebtedness and the provisions of this Agreement shall continue to govern the relative rights and priorities of the holders of the Financing Agreement Obligations, on the one hand, and the Holders, on the other hand, even if all or part of the Liens securing such Financing Agreement Obligations are subordinated, set aside, avoided or disallowed, or if all or part of the Financing Agreement Obligations are subordinated, set aside, avoided or disallowed as a result of a fraudulent conveyance or fraudulent transfer statute or if any interest accruing on the Financing Agreement Obligations following the commencement of any such Proceeding is otherwise disallowed.

ARTICLE 18

MISCELLANEOUS

Section 18.01 Notices.

(a) Any notice or communication to the Company, any Guarantor or the Purchaser is duly given if in writing and (1) delivered in person, (2) mailed by first-class mail (certified or registered, return receipt requested), postage prepaid, or overnight air courier guaranteeing next day delivery or (3) sent by facsimile or electronic transmission, to its address:

if to the Company or any Guarantor:

[WMI Holdings, Inc.] [Guarantor c/o WMI Holdings, Inc.]

1201 Third Avenue, Suite 3000

Seattle, Washington 98101

Facsimile: (206) 432-8877

Email: chad.smith@wamuinc.net

Attention: Chad Smith, Interim CEO and Secretary

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036-6745

Fax No: (212) 872-1002

Email: kberchem@akingump.com

Attention: Kerry E. Berchem

if to the Purchaser:

KKR Management Holdings L.P.

9 West 57th Street, Suite 4200

New York, NY 10019

Fax No.: (212) 750 - 0003

Email: David.Sorkin@kkr.com

Attention: David Sorkin

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

Fax No: (212) 455-2502

Email: rfenyes@stblaw.com

Attention: Richard Fenyes

The Company, any Guarantor or the Purchaser, by like notice, may designate additional or different addresses for subsequent notices or communications.

(b) All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; on the first date of which publication is made, if by publication; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; the next Business Day after timely delivery to the courier, if mailed by overnight air courier guaranteeing next day delivery; when receipt acknowledged, if sent by facsimile or electronic transmission.

(c) Any notice or communication to a Holder shall be mailed by first-class mail (certified or registered, return receipt requested) or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register or delivered in person. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

(d) Where this Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.

(e) If a notice or communication is sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(f) If the Company mails a notice or communication to Holders, it shall mail a copy to each Agent at the same time.

Section 18.02 Rules by Agents.

The Registrar and Paying Agent may make reasonable rules and set reasonable requirements for their functions.

Section 18.03 No Personal Liability of Directors, Officers, Employees, Members, Partners and Stockholders.

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor (other than the Company in respect of the Notes and each Guarantor in respect of its Note Guarantee) under the Notes, the Note Guarantees or this Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation.

Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 18.04 Governing Law.

THIS AGREEMENT, THE NOTES AND ANY NOTE GUARANTEE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 18.05 Waiver of Jury Trial.

EACH OF THE COMPANY, THE GUARANTORS AND THE PURCHASER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 18.06 Assignments.

(a) Notwithstanding anything to the contrary contained herein, the Purchaser may assign its interests in the Notes in whole or in part to any Affiliate or third-party, at any time, subject to compliance with applicable law.

(b) Notwithstanding anything to the contrary contained herein, the Purchaser may assign its obligation to purchase all or any portion of the Notes to one or more Affiliates if such Affiliate is an entity with the financial capacity to fund in full all of the unfunded obligations to purchase Notes pursuant to this Agreement.

Section 18.07 No Adverse Interpretation of Other Agreements.

This Agreement may not be used to interpret any indenture, loan or debt agreement of the Company or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Agreement.

Section 18.08 Successors.

All agreements of the Company in this Agreement and the Notes shall bind its successors. All agreements of the Purchaser in this Agreement shall bind its successors. All agreements of each Guarantor in this Agreement shall bind its successors, except as otherwise provided in Section 16.06. None of the Company or the Guarantors may assign or transfer any of its rights or obligations without the prior written consent of the other parties hereto.

Section 18.09 Severability.

In case any provision in this Agreement or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 18.10 Counterpart Originals.

The parties may sign any number of copies of this Agreement. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 18.11 Table of Contents, Headings, etc.

The Table of Contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part of this Agreement and shall in no way modify or restrict any of the terms or provisions hereof.

Section 18.12 Facsimile and PDF Delivery of Signature Pages.

The exchange of copies of this Agreement and of signature pages by facsimile or portable document format (“PDF”) transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 18.13 Patriot Act.

Each Holder that is subject to the requirements of the Patriot Act hereby notifies the Company that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify, and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Holder to identify the Company in accordance with the Patriot Act.

Section 18.14 Payments Due on Non-Business Days.

In any case where any Interest Payment Date, redemption date or repurchase date or the Stated Maturity of the Notes shall not be a Business Day, then (notwithstanding any other provision of this Agreement or of the Notes) payment of principal, premium, if any, or interest on the Notes need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, redemption date or repurchase date, or at the Stated Maturity of the Notes, provided that no interest will accrue for the period from and after such Interest Payment Date, redemption date, repurchase date or Stated Maturity, as the case may be.

[Signatures on following page]

WMI HOLDINGS CORP.

By:	/s/ Charles Edward Smith
Name: Charles Edward Smith
Title: Interim CEO & Secretary

WMI INVESTMENT CORP.

By:	/s/ Charles Edward Smith
Name: Charles Edward Smith
Title: Executive Vice President

[Signature Page to Note Purchase Agreement]

KKR MANAGEMENT HOLDINGS L.P.

By:	KKR Management Holdings Corp., its general partner

By:	/s/ David J. Sorkin
Name: David J. Sorkin
Title: General Counsel & Secretary

[Signature Page to Note Purchase Agreement]

APPENDIX A

PROVISIONS RELATING TO NOTES

Section 1.1 Definitions.

Capitalized terms used but not defined in this Appendix A have the meanings given to them in this Agreement.

Section 2.1 Transfer and Exchange.

(a) Transfer and Exchange of Notes. When Notes are presented to the Registrar with a request:

(i) to register the transfer of such Notes; or

(ii) to exchange such Notes for an equal principal amount of Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Notes surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

(b) Legends.

(i) Each Note certificate evidencing the Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (the “Private Placement Legend”):

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (II) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (III) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 AND RULE 904 UNDER THE SECURITIES ACT, (IV) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT

PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (V) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (VI) TO AN INSTITUTIONAL ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES TO THE COMPANY A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE REGISTRATION OF TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE COMPANY) AND CERTIFICATION ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENT OF THE SECURITIES ACT OR (VII) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (VII) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO THE COMPANY, (B) IN EACH OF CASES (A)(I) THROUGH (VII), ALL SUCH TRANSACTIONS WILL BE MADE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (C) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

Each Note shall bear the following additional legend (the “ERISA Legend”):

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

Any Note issued with original issue discount will also bear the following additional legend (the “OID Notes Legend”):

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED) FOR U.S. FEDERAL INCOME TAX PURPOSES. UPON WRITTEN REQUEST, THE COMPANY WILL PROMPTLY MAKE AVAILABLE

2

TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE. HOLDERS SHOULD CONTACT THE CHIEF FINANCIAL OFFICER OF THE COMPANY AT THE MAILING ADDRESS SET FORTH IN SECTION 18.01(a).

Section 3.1 Applicable High Yield Discount Obligations.

(a) The Company, in its sole and absolute discretion, in the relevant Purchase Notice, may elect to include the AHYDO Redemption Language in any Note, but shall have no obligation to do so. If so included, the AHYDO Redemption Language will be applicable to all Notes representing PIK Interest paid with respect to such Note, but does not create an election with respect to future Notes issued under the Agreement other than as PIK Payments in respect of such Note.

(b) Any Note in which the Company, in its sole and absolute discretion, has elected to include AHYDO redemption language shall include language substantially in the following form (the “AHYDO Redemption Language”):

If the Notes evidenced by this Note (together with any PIK Payments thereon, the “AHYDO Notes”) would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, at the end of each “accrual period” (as defined in Section 1272(a)(5) of the Code) ending after the fifth anniversary of the applicable Issue Date (each such date, an “AHYDO Redemption Date”), the Company shall be required to redeem for cash a portion of the AHYDO Notes then outstanding equal to the “Mandatory Principal Redemption Amount” (each such redemption, a “Mandatory Principal Redemption”). The redemption price for the portion of the AHYDO Notes redeemed pursuant to a Mandatory Principal Redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. The “Mandatory Principal Redemption Amount” means, as of each AHYDO Redemption Date, the portion of the AHYDO Notes required to be redeemed to prevent the AHYDO Notes from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of AHYDO Notes prior to any AHYDO Redemption Date pursuant to any other provision of the Note Purchase Agreement shall alter the Company’s obligation to make the Mandatory Principal Redemption with respect to any AHYDO Notes that remain outstanding on such AHYDO Redemption Date.

(c) The Company’s right to make a Mandatory Principal Redemption (as defined in the AHYDO Redemption Language) is subject to the terms of Article 15 and Article 17 of this Agreement.

3

EXHIBIT A

[FORM OF FACE OF NOTE]

[Insert the Private Placement Legend, if applicable, pursuant to the provisions of this Agreement.]

[Insert the ERISA Legend, if applicable, pursuant to the provisions of this Agreement.]

[Insert the OID Notes Legend, if applicable, pursuant to the provisions of this Agreement.]

WMI HOLDINGS CORP.

7.50% SUBORDINATED PIK NOTE DUE 20

$[ ]	New York, New York
[—] [—], 20[—]

FOR VALUE RECEIVED, the undersigned, WMI HOLDINGS CORP. (the “Company”) hereby promises to pay to [NAME OF PURCHASER] (the “Purchaser”), or registered assigns, on [—], 20    , in lawful money of the United States and in immediately available funds, the principal amount of [        ] DOLLARS ($[        ]), plus all PIK Interest added to the principal amount hereof, or, if less, the aggregate unpaid principal amount of the Notes of the Purchaser outstanding under the Note Purchase Agreement referred to below, which sum shall be due and payable in such amounts and on such dates as are set forth in the Note Purchase Agreement. Interest on the Notes will be paid entirely by capitalizing accrued and unpaid interest on each Interest Payment Date and adding the same to the principal amount of the Notes then outstanding. Following an increase in the principal amount of the outstanding Notes as a result of a PIK Payment, this Note will bear interest on such increased principal amount from and after the date of such PIK Payment.

This Note is one of the Notes referred to in the Note Purchase Agreement, dated as of [—] (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), among the Company, the Guarantors party thereto, and KKR Management Holdings L.P., as Purchaser, and is subject to the provisions thereof and is subject to optional and mandatory redemption in whole or in part as provided therein. Terms used herein which are defined in the Note Purchase Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires. To the extent any provision of this Note conflicts with the express provisions of the Note Purchase Agreement, the provisions of the Note Purchase Agreement shall govern and be controlling.

This Note is guaranteed as provided in the Note Purchase Agreement. Reference is hereby made to the Note Purchase Agreement for a description of the nature and extent of the guarantees, the terms and conditions upon which each guarantee was granted and the rights of the holder of this Note in respect thereof.

At any time prior to [the date that is three years subsequent to the Initial Issue Date], the Company may redeem the Notes, in whole or in part, upon notice as set forth in Section 10.02, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, but excluding, the date of redemption (the “Redemption Date”).

On and after [the date that is three years subsequent to the Initial Issue Date], the Company may redeem the Notes, in whole or in part, upon notice pursuant to Section 10.02, at the redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on the dates specified below:

Date	Percentage
[3rd anniversary of the Initial Issue Date]	103.750%
[4th anniversary of the Initial Issue Date]	101.875%
[5th anniversary of the Initial Issue Date] and thereafter	100.000%

The Company’s right to effect an optional redemption of the Notes is subject to the terms of Article 15 and Article 17 of the Note Purchase Agreement.

[Insert AHYDO Redemption Language, if applicable, pursuant to the provisions of this Agreement.]

The Events of Default relating to this Note are specified in the Note Purchase Agreement. Reference is made to the Note Purchase Agreement for a description of the nature, extent and effects of such Events of Default.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE NOTE PURCHASE AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE NOTE REGISTER MAINTAINED PURSUANT TO THE TERMS OF THE NOTE PURCHASE AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered by a duly authorized officer of the Company as of the day and year and at the place set forth above.

WMI HOLDINGS CORP.

By:
Name:
Title:

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 11.15 or Section 11.16 of the Note Purchase Agreement, check the appropriate box below:

[    ] Section 11.15            [    ] Section 11.16

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 11.15 or Section 11.16 of the Note Purchase Agreement, state the amount you elect to have purchased:

$	(integral multiples of $1, provided that the unpurchased portion must be in a minimum principal amount of $2,000)

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

[Company address block]

Re: 7.50% Subordinated PIK Notes Due 20     (the “Note”)

Reference is hereby made to the Note Purchase Agreement, dated as of [—] (the “Agreement”), among WMI Holdings Corp., as issuer (the “Company”), the Guarantors party thereto and KKR Management Holdings L.P., as the purchaser. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

                    , (the “Transferor”) owns and proposes to transfer the Note, in the principal amount of $         (which principal amount is at least $1,000,000) in such Note (the “Transfer”), to                      (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the Note is being transferred to a Person that the Transferor reasonably believes is purchasing the Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Agreement, the transferred Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Note and in the Agreement and the Securities Act.

2. ☐ Check if Transferee will take delivery of a Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act and, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Agreement, the transferred Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Note and in the Agreement and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Company or a Subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) ☐ such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to the Note and the requirements of the exemption claimed, which certification is supported by a certificate executed by the Transferee in the form of Exhibit C to the Agreement, to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Agreement, the transferred Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Note and in the Agreement and the Securities Act;

or

(e) ☐ pursuant to another available exemption from registration under the Securities Act.

This certificate and the statements contained herein are made for your benefit.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

The Transferee hereby confirms that all certifications contained herein are true and correct.

[Insert Name of Transferee]

By:
Name:
Title:

Dated:

EXHIBIT C

FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

[Company address block]

Re: 7.50% Subordinated PIK Notes Due 20     (the “Note”)

Reference is hereby made to the Note Purchase Agreement, dated as of [—] (the “Agreement”), among WMI Holdings Corp., as issuer (the “Company”), the Guarantors party thereto and KKR Management Holdings L.P., as the purchaser. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

In connection with our proposed purchase of a Note in principal amount of $         (which principal amount is at least $1,000,000), we confirm that:

1. We understand that any subsequent transfer of the Note is subject to certain restrictions and conditions set forth in the Agreement and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Note have not been registered under the Securities Act, and that the Note may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Note, we will do so only (A) to the Company or any subsidiary thereof, (B) in the United States to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (C) outside the United States in an offshore transaction in accordance with rule 903 and rule 904 under the Securities Act, (D) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (E) pursuant to an effective registration statement under the Securities Act or (F) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes to the Company a signed letter substantially in the form of this letter, and we further agree to provide to any Person purchasing the Note from us in a transaction meeting the requirements of clauses (A) through (F) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Note, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Note and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Note purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

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You are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:

EXHIBIT D

FORM OF SOLVENCY CERTIFICATE

Date:

To the Purchaser party to the Note Purchase Agreement referred to below:

I, the undersigned, a senior authorized financial officer (a “Senior Authorized Financial Officer”) of WMI Holdings Corp. (the “Company”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1. This certificate is furnished to Purchaser pursuant to Section 6.03 of the Note Purchase Agreement, dated as of January [—], 2014, among the Company, the guarantors party thereto and KKR Management Holdings L.P. (the “Note Purchase Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Note Purchase Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Company and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Company and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Company and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d) “Will be able to pay their Liabilities as they mature”

For the period from the date hereof through the maturity date of the Notes, the Company and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Liabilities as those Liabilities mature or (in the case of contingent Liabilities) otherwise become payable.

(f) “Do not have Unreasonably Small Capital”

For the period from the date hereof through the maturity date of the Notes, the Company and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for such period.

3. As a Senior Authorized Financial Officer, I am familiar with the financial condition of the Company and its Subsidiaries. For purposes of this certificate, I, or officers of the Company under my direction and supervision, have performed the following procedures as of and for the periods set forth below:

(a) made such investigation and inquiry as I have determined appropriate, having taken into account the nature of the businesses proposed to be conducted by the Company and its Subsidiaries after consummation of the Transactions; and

(b) reviewed to my satisfaction the Note Purchase Agreement.

4. Based on and subject to the foregoing, I hereby certify on behalf of the Company that after giving effect to the issuance of Notes on the date hereof and the related Permitted Acquisition, it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of the Company and its Subsidiaries taken as a whole exceed their Liabilities; (ii) the Company and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Company and its Subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

*  *  *

IN WITNESS WHEREOF, the Company has caused this certificate to be executed on its behalf by the undersigned Senior Authorized Financial Officer as of the date first written above.

WMI HOLDINGS CORP.

By:
Name:
Title

EXHIBIT E

FORM OF CLOSING CERTIFICATE

Dated as of

[—]

Reference is made to [(i)] the Note Purchase Agreement, dated as of [—] (as amended or supplemented from time to time, the “Note Purchase Agreement”), among WMI Holdings Corp., a Washington corporation (the “Company”), the guarantors from time to time parties thereto (each a “Guarantor” and, collectively, the “Guarantors”) and KKR Management Holdings L.P.[, and (ii) the Notes]. Terms used but not defined herein shall have the meanings given to such terms in the Note Purchase Agreement.

1. The undersigned [—], the [—] of the [Company][Guarantor], solely in his capacity as an Officer of the [Company][Guarantor] and not individually, hereby certifies as follows:

(a) [—] is the duly elected and qualified [—] of the [Company][Guarantor], and the signature set forth on the signature line for such officer below is such officer’s true and genuine signature, and such officer is duly authorized to execute and deliver the Note Purchase Agreement and the Notes on behalf of the [Company][Guarantor] and any certificate or other document to be delivered by the [Company][Guarantor] pursuant to the Note Purchase Agreement.

2. The undersigned [—], the [—] of the [Company][Guarantor], solely in his capacity as an Officer of the [Company][Guarantor] and not individually, hereby certifies as follows:

(a) attached hereto as Exhibit A is a complete and correct copy of the resolutions duly adopted by the Board of Directors of the [Company][Guarantor] on [—] authorizing [(i)] the execution, delivery and performance of the Note Purchase Agreement (and any agreements relating thereto) [and (ii) the execution and delivery of the Notes]; such resolutions have not in any way been amended, modified, revoked or rescinded and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect; and such resolutions are the only corporate proceedings of the [Company][Guarantor] now in force relating to or affecting the matters referred to therein;

(b) attached hereto as Exhibit B is a true and complete copy of the [articles] [certificate] of incorporation of the [Company][Guarantor] certified by the Secretary of State of [Washington][Delaware] as of a recent date, as in effect at all times from the date shown on the attached certificate;

(c) attached hereto as Exhibit C is a true and complete copy of the by-laws of the [Company][Guarantor] as in effect at all times since the adoption thereof to and including the date hereof;

(d) set forth in Exhibit D hereto is a list of certain duly elected and qualified Officers of the [Company][Guarantor] holding the offices indicated next to their respective names, and the signatures appearing opposite their respective names are the true and genuine signatures of such Officers, and each of such Officers is duly authorized to execute and deliver the Note Purchase Agreement and the Notes on behalf of the [Company][Guarantor] and any certificate or other document to be delivered by the [Company][Guarantor] pursuant to the Note Purchase Agreement; [and]

(e) attached hereto as Exhibit E is [a certificate of good standing] [evidence of qualification to do business] from the Secretary of State for the [State of Washington][State of Delaware], the state of the [Company] [Guarantor]’s formation, dated as of a recent date prior to the date hereof [; and]

[(f) attached hereto as Exhibit F is an IRS Form W-9 of the Company].

3. The representations and warranties of the [Company][Guarantor] made in Sections 7.01, 7.04, 7.05 (only as applied to violations of laws, regulations or organizational documents), 7.07, 7.14 and 7.16 of the Note Purchase Agreement are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, and the [Company][Guarantor] has complied with all the agreements and satisfied all the conditions on its part (or received express waiver thereof) to be performed or satisfied under the Note Purchase Agreement at or prior to the date hereof.

IN WITNESS WHEREOF, the undersigned have hereto set our names as of the date set forth above.

Name:	Name:
Title: Authorized Officer	Title: Authorized Officer

EXHIBIT F

FORMS OF CLOSING DATE OPINIONS

FORMS OF ISSUE DATE OPINIONS

[REDACTED]

EXHIBIT G

FORM OF JOINDER TO THE NOTE PURCHASE AGREEMENT TO BE DELIVERED BY SUBSEQUENT GUARANTORS

JOINDER TO THE NOTE PURCHASE AGREEMENT (this “Joinder”), dated as of                     , 201    , by                      (the “Guaranteeing Subsidiary”), a subsidiary of the WMI Holdings Corp. (or its permitted successor), a Washington corporation (the “Company”).

W I T N E S S E T H

WHEREAS, the Company, the other Guarantors (as defined therein) and the purchaser party thereto have heretofore executed the Note Purchase Agreement (the “Agreement”), dated as of January [—], 2014 providing for the issuance of 7.5% Subordinated PIK Notes (the “Notes”); and

WHEREAS, the Agreement provides that under certain circumstances the Guaranteeing Subsidiary shall execute a Joinder to the Note Purchase Agreement pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Agreement on the terms and conditions set forth therein (the “Note Guarantee”).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary covenants and agrees for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement.

2. THE NOTES GUARANTEE. The Guaranteeing Subsidiary hereby Guarantees the Notes on the terms and subject to the conditions set forth in the Agreement including Article 16 thereof. The obligations of the Guaranteeing Subsidiary pursuant to its Note Guarantee and the Agreement are and shall at all times be and remain subordinated in right of payment to the extent and in the manner set forth in Article 17 of the Agreement to the prior payment in full in cash of Guarantor Senior Indebtedness.

3. GOVERNING LAW. THIS SUPPLEMENT TO THE NOTE PURCHASE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

4. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

[Signature Page Follows]

G-1

IN WITNESS WHEREOF, the party hereto has caused this Joinder to be duly executed and attested, as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

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